UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

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PRAXAIR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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39 Old Ridgebury Road

Danbury, Connecticut 06810-5113

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 23, 2013

Dear Praxair Shareholder:

The Annual Meeting of Shareholders of Praxair, Inc. will be held at 11:00 a.m. on Tuesday, April 23, 2013 in the Ballroom of The Ritz-Carlton, Westchester Hotel, Three Renaissance Square, White Plains, New York, for the following purposes:

1.	To elect eleven directors to the Board of Directors.

2.	To provide an advisory vote on Named Executive Officer Compensation.

3.	To vote upon a shareholder proposal regarding political contributions.

4.	To ratify the appointment of the independent auditor.

5.	To conduct such other business as may properly come before the meeting.

Only holders of Common Stock of Praxair, Inc. of record at the close of business on March 1, 2013 will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

It is important that your shares be represented and voted at the meeting. You may vote your shares by means of a proxy form as described in the accompanying Proxy Statement. The giving of such proxy does not affect your right to vote in person if you attend the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE PROMPTLY SUBMIT YOUR PROXY OR VOTING INSTRUCTION. Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you. We urge you to complete and submit your proxy electronically or by telephone (if those options are available to you) as a means of reducing Praxair’s expenses related to the meeting.

Please be aware that, if you own shares in a brokerage account, you must instruct your broker on how to vote your shares. Without your instructions, New York Stock Exchange rules do not allow your broker to vote your shares on any of the proposals except the ratification of the appointment of the independent auditor. Please exercise your right as a shareholder to vote on all proposals, including the election of directors, by instructing your broker by proxy.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES T. BREEDLOVE,
Senior Vice President, General Counsel & Secretary

March 12, 2013

PROXY STATEMENT

i

39 Old Ridgebury Road

Danbury, Connecticut 06810-5113

PROXY STATEMENT

Annual Meeting of Shareholders

Tuesday, April 23, 2013

This Proxy Statement is furnished to shareholders of Praxair, Inc. (“Praxair” or the “Company”) in connection with the solicitation of proxies for the Annual Meeting of Shareholders to be held in the Ballroom of The Ritz-Carlton, Westchester Hotel, Three Renaissance Square, White Plains, New York on April 23, 2013, at 11:00 a.m. or any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement and a form of proxy are first being sent to shareholders on or about March 12, 2013. Proxies are being solicited on behalf of the Board of Directors of Praxair.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Item 1:	Election of Directors

Eleven directors will be elected to serve until the 2014 annual meeting of shareholders, and until their successors are elected and qualify. The Board recommends that Stephen F. Angel, Oscar Bernardes, Bret K. Clayton, Nance K. Dicciani, Edward G. Galante, Claire W. Gargalli, Ira D. Hall, Raymond W. LeBoeuf, Larry D. McVay, Wayne T. Smith, and Robert L. Wood, each be elected to serve for a one-year term, until the 2014 annual meeting of shareholders, and until their successors are elected and qualify. Each nominee has agreed to be named in this Proxy Statement and to serve if elected. Qualifications and biographical data for each of these nominees is presented in this Proxy Statement under the caption “The Board of Directors.” If one or more of the nominees becomes unavailable for election or service as a director, the proxy holders will vote your shares for one or more substitutes designated by the Board of Directors, or the size of the Board of Directors will be reduced.

To be elected, a nominee must receive a majority of the votes cast at the Annual Meeting in person or by proxy by the shareholders entitled to vote (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee). See the vote counting rules on pages 7-8 of this Proxy Statement.

Item 2:	Advisory Vote on Named Executive Officer Compensation

This item is a non-binding, advisory shareholder vote on the compensation of Praxair’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other executive officers who had the highest total compensation for 2012, as set forth in the “Summary Compensation Table” of this Proxy Statement (these five executive officers are collectively referred to as the “Named Executive Officers” or the “NEOs”). This advisory vote, commonly known as “say-on-pay,” gives the

Company’s shareholders an opportunity to express their views on the overall compensation of the NEOs and the Company’s related compensation philosophy, policies and practices. At the 2012 annual meeting, 95% of the votes cast were in favor of this proposal. Unless the Board determines otherwise, this advisory vote will be held annually and, therefore, you are asked to vote upon the following proposal that will be presented at the 2013 Annual Meeting:

“RESOLVED, that the shareholders of Praxair, Inc. (the “Company”) approve, on an advisory and non-binding basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2013 Annual Meeting of Shareholders, including the compensation tables, the Compensation Discussion and Analysis and any related narrative disclosures.”

This proposal is not intended to address any specific NEO compensation item or issue. However, the Board of Directors and its Compensation & Management Development Committee (the “Compensation Committee”) value shareholders’ opinions on this matter and, if there is any significant vote against this proposal, will seek to understand why such a vote was cast, and will consider shareholders’ concerns in evaluating whether any actions are appropriate to address those concerns.

The Board recommends that you approve this proposal because the Company’s executive compensation program focuses on motivating performance to effectively build shareholder value. The Board believes that the executive compensation program was instrumental in driving the Company’s strong business results and total shareholder return (“TSR”) which increased by 37% from 2008-2012, compared to 9% for the Standard & Poor’s 500 Index and 3% for Standard & Poor’s Materials Index. TSR is discussed in more detail on page 31 in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement.

The Compensation Committee has established the following objectives for Praxair’s executive compensation program:

•	attract and retain executive talent;

•	motivate executives to deliver strong business results in line with shareholder expectations;

•	build and support a performance-driven culture; and

•	encourage executives to own stock, aligning their interests with those of shareholders.

Best practices utilized to support the Company’s executive compensation objectives include:

•	total compensation set at competitive market levels;

•	a substantial portion of total compensation closely linked with performance:

•	annual variable compensation awards based principally upon performance against objective, pre-established goals;

•	equity grants consisting of performance share units and stock options, focused on longer term shareholder value creation;

•	substantial stock ownership and shareholding requirements for officers;

•	a clawback (“recapture”) policy;

•	a policy against hedging related to Company stock held by officers;

•	a policy limiting pledging of Company stock by officers;

•	limited perquisites and personal benefits, with no payments of “tax gross-ups” unless available to employees generally; and

•	double trigger change-in-control severance agreements which do not include an excise tax “gross up” and, for post-2009 agreements, with payouts of 2 times salary plus target variable compensation.

You are urged to read the CD&A section of this Proxy Statement for additional information about the Company’s executive compensation program.

In order for this proposal to be approved on an advisory and non-binding basis, a majority of the shares present in person or by proxy and entitled to vote on this matter must be voted FOR approval. See the vote counting rules on pages 7-8 of this Proxy Statement.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY AND NON-BINDING BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

Item 3:	Shareholder Proposal Regarding Political Contributions

NorthStar Asset Management Funded Pension Plan, located at P.O. Box 301840, Boston, Massachusetts 02130 (“NorthStar”) has submitted the shareholder proposal and supporting statement below, and the proposal will be voted on if it is properly presented at the Annual Meeting. NorthStar has advised the Company that, as of November 14, 2012, it beneficially owned 151 shares of the Company’s common stock. The Board’s statement in opposition to this proposal is set forth immediately after the proposal.

The text of the proposal and supporting statement is as follows:

Congruency between Corporate Values and Political Contributions

Whereas, the Supreme Court ruling in Citizens United v. Federal Election Commission interpreted the First Amendment right of freedom of speech to include certain corporate political expenditures involving “electioneering communications,” and resulting in greater public and shareholder concern about corporate political spending;

Whereas, proponents believe Praxair should establish policies that minimize risk to the firm’s reputation and brand through possible future missteps in corporate political contributions;

Whereas, Praxair’s website states that “Praxair’s greenhouse gases targets and 2010 results emphasize the value that we bring to customer carbon productivity, as well as our focus on our own operational environmental excellence.” Yet since 2009, Praxair’s Political Action Committee (PraxairPAC) designated more than a quarter of its contributions to politicians holding positions incongruent with Praxair’s business interests and these policy positions; voting against the American Clean Energy and Security Act of 2009 (H.R. 2454) and voting to deregulate greenhouse gases (H.R. 910).

Whereas, Praxair has a firm nondiscrimination policy which states that “Praxair prohibits discrimination against any applicant or employee on the basis of race, color, religion, sex, national origin, age, disability, veterans status, pregnancy, sexual orientation, or any other reason prohibited by applicable law.” Yet since 2009, PraxairPAC designated more than 30% of its contributions to politicians voting against hate crimes legislation, against the repeal of Don’t Ask Don’t Tell, and/or sponsoring the Federal Marriage Amendment Act, which would eliminate equal marriage rights across the nation.

Resolved:    Shareholders request that the Board of Directors develop a policy requiring consistent incorporation of corporate values as defined by Praxair’s stated policies (including our nondiscrimination policy, our Global Safety, Health & Environmental Policy, and our Greenhouse Gases Goals and Targets) into Company and PraxairPAC political and electioneering contribution decisions, and to report to shareholders at reasonable expense and excluding confidential information on a quarterly basis regarding any electioneering or political contribution expenditures occurring during the prior quarter, identifying any contributions that raised an issue of incongruency with corporate values, and stating the justification for any such exceptions.

Supporting Statement:    Proponents recommend that the report contain management’s analysis of risks to our company’s brand, reputation, or shareholder value. “Expenditures for electioneering communications” means spending directly, or through a third party, at any time during the year, on printed, internet or broadcast communications, which are reasonably susceptible to interpretation as in support of or opposition to a specific candidate.

THE BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL

Praxair’s political action committee participates in the U.S. political process to ensure that the Company’s business interests are appropriately represented before policy makers. Accordingly, PraxairPAC determines candidate support on a bipartisan basis with reference to the candidates’ positions on legislative issues directly impacting the Company’s business. The PAC contributes to candidates based mainly on their positions on specific business-related issues—such as taxation and energy policy, among others—rather than their broad societal views.

We also note that the Proposal’s reference to the ruling of the United States Supreme Court in Citizens United v. Federal Election Commission has no relevance to Praxair’s political expenditures. Under policies adopted by the Board and disclosed on our website, Praxair does not make political contributions with corporate funds, even where such contributions would be permitted by applicable law. In addition, Praxair does not use corporate funds to make any direct independent expenditures on behalf of candidates running for federal, state, or local office. As such, Praxair makes no use whatsoever of the greater leeway for corporate political activity recognized by the Supreme Court in the Citizens United ruling.

All of Praxair’s political contributions are made through PraxairPAC, which is registered with the Federal Election Commission (FEC). All contributions made by PraxairPAC are disclosed in its FEC filings, and the Company provides links to these filings on its website.

FOR ALL OF THE FOREGOING REASONS, THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

In order for this proposal to be adopted by the shareholders, at least a majority of the shares present in person or by proxy and entitled to vote on the matter must be voted FOR approval. See the vote counting rules on pages 7-8 of this Proxy Statement.

Item 4:	Proposal to Ratify the Appointment of the Independent Auditor

Under New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) rules, selection of the Company’s independent auditor is the direct responsibility of the Audit Committee. The Board has determined, however, to seek shareholder ratification of that selection as a good practice in order to provide shareholders an avenue to express their views on this important matter. If shareholders fail to ratify the selection, the Audit Committee may reconsider the appointment. Even if the current selection is ratified by shareholders, the Audit Committee reserves the right to appoint a different independent auditor at any time during the year if the Audit Committee determines that such change would be in the best interests of the Company and its shareholders.

Information concerning the independent auditor may be found under the caption “The Independent Auditor.”

In order for this proposal to be approved by the shareholders, a majority of the shares present in person or by proxy and entitled to vote on this matter must be voted FOR approval. See the vote counting rules on pages 7-8 of this Proxy Statement.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THIS ITEM 4, THE PROPOSAL TO RATIFY THE AUDIT COMMITTEE’S SELECTION OF THE INDEPENDENT AUDITOR.

Item 5:	Other Business

Praxair knows of no other business that will be considered for action at the Annual Meeting. If any other business calling for a vote of shareholders is properly presented at the meeting, the proxy holders will have the discretion to vote your shares in accordance with their best judgment.

AVAILABILITY OF ANNUAL REPORT AND

PROXY STATEMENT ON-LINE

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 23, 2013:

This Proxy Statement and the 2012 Form 10-K and Annual Report are now available for viewing and downloading on the Internet at:

2012 Form 10-K and Annual Report: www.praxair.com/annualreport.

2013 Notice of Meeting and Proxy Statement: www.praxair.com/proxy.

As allowed by SEC and NYSE rules, Praxair is sending to most shareholders by mail a notice informing them that they can access and download this 2013 Proxy Statement and the 2012 Form 10-K and Annual Report on the Internet at the websites noted above, rather than receiving printed copies. If you have received printed copies in the mail, rather than the notice of Internet availability, it is likely that this occurred because either: (1) you have specifically requested printed copies this year or previously, or (2) Praxair has voluntarily sent you printed copies.

If you are receiving printed copies, you can save Praxair future postage and printing expense by consenting to receive future annual reports, meeting notices, and proxy statements on-line on the Internet. Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. This will help with Praxair’s overall sustainability efforts by reducing paper usage. You will be given the opportunity to consent to future Internet delivery when you vote your proxy. For some shareholders, this option is only available if they vote by Internet. If you are not given an opportunity to consent to Internet delivery when you vote your proxy, contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of that option for you.

If you consent, your account will be so noted and, when Praxair’s 2013 Form 10-K and Annual Report, meeting notice, and the proxy statement for the 2014 annual meeting of shareholders become available, you will be notified on how to access them on the Internet. Any prior consent you have given will remain in effect until specifically revoked by you in the manner specified by the bank or broker that manages your account. If you do consent to receive your Praxair materials via the Internet, you can still request paper copies by contacting the bank or broker that manages your account or, if you are a shareholder of record, you may contact the Company through its stock transfer agent, Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07106. Registrar and Transfer Company can also be reached by telephone at (800) 368-5948 or via e-mail at info@rtco.com.

SHAREHOLDERS SHARING AN ADDRESS

If you share an address with another shareholder, you may receive only one notice of Internet availability, or one set of printed proxy materials (including this Proxy Statement and the 2012 Form 10-K and Annual Report to shareholders) unless you have provided contrary instructions. If you wish to receive a separate notice of Internet availability or set of proxy materials now or in the future, you may contact the bank or broker that manages your account or, if you are a shareholder of record, you may contact us at the address cited above. Similarly, if you share an address with another shareholder and have received multiple copies of the notice of Internet availability or proxy materials, you may contact the bank or broker that manages your account or, if you are a shareholder of record, you may contact us at the above address to request delivery of only a single copy of these materials to your household.

PROXY AND VOTING PROCEDURES

Who are the Shareholders Entitled to Vote at this Meeting?

Common Stock shareholders of record at the close of business on March 1, 2013 will be entitled to vote at the Annual Meeting. As of that date, a total of 295,754,304 shares of Praxair’s Common Stock were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

How do I Submit My Vote by Means of a Proxy?

Your vote is important. Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Most shareholders have a choice of voting over the Internet, by using a toll-free telephone number, or by completing a proxy card or voting instruction card, as described below.

1.	Vote on the Internet. If you have Internet access, you may access the Proxy Statement and 2012 Form 10-K and Annual Report and submit your proxy or voting instructions by following the instructions provided in the notice of Internet availability, or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

2.	Vote by telephone. You can also vote by telephone by following the instructions provided on the Internet voting site, or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

3.	Vote by Mail. If you received printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided.

How are the Proxies Voted?

All shares entitled to vote and represented by a properly completed proxy (either by Internet, telephone or mail) will be voted at the Annual Meeting as indicated on the proxy unless earlier revoked by you. If no instructions are indicated for a matter on an otherwise properly completed proxy from a shareholder of record, the shares represented by that proxy will be voted on that matter as recommended by the Board of Directors. See also the vote counting rules on pages 7-8 of this Proxy Statement. Execution of the proxy also confers discretionary authority on the proxy holders to vote your shares on other matters that may properly come before the Annual Meeting.

How Can I Revoke my Proxy?

You may revoke your proxy at any time before it is voted by filing with Praxair’s Corporate Secretary a written revocation, by timely delivery of a properly completed, later-dated proxy (including by Internet or telephone), or by voting in person at the Annual Meeting.

May I Still Vote at the Annual Meeting Even if I Have Submitted a Proxy?

The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the Annual Meeting. See “Attending the Annual Meeting” below for attendance requirements and directions to the Annual Meeting.

What is the Necessary Quorum to Transact Business at the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote shall constitute a quorum. The shares represented by abstentions and broker non-votes on filed proxies and ballots will be considered present for quorum purposes (for an explanation of “broker non-votes,” see the vote counting rules below).

How are the Votes Counted for Each Item of Business?

If you are a shareholder of record and submit a proxy (whether by Internet, telephone or mail) without specifying a choice on any given matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter.

If you hold your shares in a brokerage account, then, under NYSE rules and Delaware corporation law:

With respect to Item #1 (Election of Directors), your broker is not entitled to vote your shares on this matter if no instructions are received from you. If your broker does not vote (a “broker non-

vote”), this is not considered a vote cast and, therefore, will have no effect on the election of directors. Abstentions also will have no effect on the election of directors.

With respect to Item #2 (Advisory Vote on Named Executive Officer Compensation), and Item #3 (Shareholder Proposal regarding political contributions), your broker is not entitled to vote your shares on these items if no instructions are received from you. Broker non-votes are not considered shares entitled to vote on these matters and, therefore, will have no effect on the vote on these items. However, a vote to “Abstain” will have the effect of a vote against these items.

With respect to Item #4 (Ratification of the Appointment of the Independent Auditor), your broker is entitled to vote your shares on this matter if no instructions are received from you. A vote to “Abstain” will have the effect of a vote against this item.

If you hold your shares in the employees’ savings plan of Praxair, Inc., Praxair Puerto Rico LLC, or the Dow Chemical Company, and if the plan trustee receives no voting instructions from you, then, under the applicable plan trust agreement, the plan trustee must vote your shares in the same proportion on each matter as it votes the shares for which it has received instructions.

ATTENDING THE ANNUAL MEETING

Admission Requirements

You may attend the Annual Meeting whether or not you want to vote your shares at the Annual Meeting or by proxy. However, only shareholders and the invited guests of Praxair will be granted admission to the Annual Meeting. To assure admittance:

-    If you hold shares of Praxair, Inc. common stock through a broker, bank or other nominee, please bring a copy of your broker, bank or nominee statement evidencing your ownership of Praxair common stock as of the March 1, 2013 record date;

-    Please bring a photo ID, if you hold shares of record as of March 1, 2013, including shares in certificate or book form or in the Praxair, Inc. Dividend Reinvestment and Stock Purchase Plan;

-    Please bring your Praxair ID if you are an employee shareholder.

Directions

Directions to the location for the Annual Meeting are available at www.praxair.com in the Investors/Annual Meeting section, or you may contact Praxair as noted below.

Questions

For Questions Regarding:	Contact:
Annual Meeting	Praxair Investor Relations, (203) 837-2000

Stock Ownership for Shareholders of Record	Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07106. (800) 368-5948 or via e-mail. at info@rtco.com.

Stock Ownership for Beneficial Holders	Your bank, broker or nominee

SHARE OWNERSHIP

Principal Holders

The only holders known by Praxair to be beneficial owners of more than five percent of Praxair’s Common Stock are the following:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding(a)
T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, MD 21202	20,415,511(b)	6.90%
BlackRock, Inc., 40 East 52nd Street, New York, NY 10022	18,533,654(b)	6.25%
The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355	15,629,984(b)	5.28%

(a)  Based on 295,754,304 total shares outstanding on March 1, 2013 excluding shares held for the account of Praxair.

(b)  Holdings as of December 31, 2012 as reported in SEC Schedules 13G by T. Rowe Price Associates, Inc., Blackrock, Inc. and the Vanguard Group, Inc. According to its Schedule 13G, T. Rowe Price had sole voting power as to 6,531,541 shares, and sole dispositive power as to all of the reported shares. According to its Schedule 13G, BlackRock and certain of its subsidiaries had sole voting power and sole dispositive power as to all of the reported shares. According to its Schedule 13G, Vanguard and certain of its affiliates had sole voting power as to 518,607 shares, shared dispositive power as to 513,126 shares, and sole dispositive power as to 15,116,858 shares.

Directors and Executive Officers

The table below sets forth the beneficial ownership of Praxair’s Common Stock as of March 1, 2013 by each director and certain executive officers. No director or executive officer of Praxair beneficially owned more than 1% of Praxair’s common stock, and directors and executive officers of Praxair as a group (19 persons) beneficially owned approximately 1.0% of the outstanding shares as of that date.

		SHARES BENEFICIALLY OWNED AND OTHER EQUITY INTERESTS
Name	Position	Common Stock	Stock Units(1)	Total	Stock Options(2)
Stephen F. Angel	Chairman, President & Chief Executive Officer	151,910	67,569	219,479	1,279,536
James S. Sawyer	Executive Vice President & Chief Financial Officer	71,606	5,115	76,721	155,626
Scott E. Telesz	Executive Vice President	2,985	30,200	33,185	42,921
Eduardo F. Menezes	Executive Vice President	17,967	295	18,262	182,661
James T. Breedlove	Senior Vice President, General Counsel & Secretary	46,361	1,124	47,485	155,697
Oscar Bernardes	Director	1,243	4,042	5,285	0
Bret K. Clayton	Director	2,000	1,277	3,277	0
Nance K. Dicciani	Director	6,460	5,470	11,930	6,146
Edward G. Galante	Director	4,075	10,104	14,179	9,025
Claire W. Gargalli	Director	3,777	13,971	17,748	27,930
Ira D. Hall	Director	1,486	10,562	12,048	0
Raymond W. LeBoeuf	Director	2,000	47,355	49,355	27,930
Larry D. McVay	Director	5,929	4,409	10,338	0
Wayne T. Smith	Director	11,486	27,864	39,350	5,419
Robert L. Wood	Director	4,167	4,409	8,576	22,655
Total		333,452	233,766	567,218	1,915,546
Directors and Executive Officers as a group	(19 persons)	412,216	313,189	725,405	2,391,297

(1)  Includes Deferred Stock Units and/or Restricted Stock Units held. Deferred Stock Units are stock price-based units into which deferred compensation has been invested pursuant to the deferred compensation plans for management and for non-employee directors. Restricted Stock Units are stock price-based units granted as long term incentive awards to management and as equity compensation to non-employee directors. Holders have no voting rights with respect to either Deferred Stock Units or Restricted Stock Units. The value of Deferred Stock Units and Restricted Stock Units varies with the price of Praxair’s common stock and, at the end of the deferral period or the restriction period, the units are payable in Praxair common stock on a one-for-one basis.

(2)  Represent shares that may be acquired upon exercise of options exercisable within 60 days of March 1, 2013.

CORPORATE GOVERNANCE AND BOARD PRACTICES

Praxair’s Governance Principles

Praxair operates under Corporate Governance Guidelines which are posted at Praxair’s public website, www.praxair.com in the Corporate Responsibility/Governance section. Consistent with those guidelines, the Board has adopted the following policies and practices, among others:

Director Independence.  The Board has adopted independence standards for service on Praxair’s Board of Directors which are posted at Praxair’s public website referenced above. The Board has applied these standards to all of the non-management directors (all directors are non-management except for Mr. Angel, the Company’s Chairman & CEO), and has determined that each qualifies as independent. The Board is not otherwise aware of any relationship with the Company or its management that could potentially impair the independent judgment of these directors. See also related information in this Proxy Statement under the caption “Certain Relationships and Transactions.”

Board Leadership.  As set forth under the Corporate Governance Guidelines, the Board believes that the best leadership model for the Company is that of a combined Chairman & CEO, balanced by practices and policies designed to assure effective independence in the Board’s oversight, advice and counsel.

The Governance & Nominating Committee (consisting entirely of independent directors) periodically examines the Board leadership structure as well as other governance practices and conducts an annual assessment of Board and Committee effectiveness. The Governance & Nominating Committee has determined that the present leadership structure is effective and appropriate. The Board believes that the substantive duties of the Chairman, including calling and organizing meetings and preparing agendas, are best performed by someone having day-to-day familiarity with the business issues confronting the Company and an understanding of the specific areas in which management seeks advice and counsel from the Board.

Board independence is achieved by the appointment by the independent directors of an Executive Session Presiding Director (“Presiding Director”), currently Mr. Wood, and by other practices set forth in the Corporate Governance Guidelines and described more fully below. The Presiding Director assures that appropriate independence is brought to bear on important Board and governance practices. The Presiding Director’s duties and responsibilities are summarized in the Corporate Governance Guidelines and in the Presiding Director’s appointing resolutions (cited, in part, below).

The Board’s resolutions appointing the Presiding Director specify a number of roles and responsibilities, including but not limited to the following:

•	Serve as Chairman of any formal private meetings of all of the non-management directors,

•	Conduct performance reviews of the CEO based on contributions from the Compensation & Management Development Committee and other non-management directors,

•

Serve as an advisor or liaison to the CEO to provide a sense of the non-management directors regarding governance or Board matters in cases where the CEO requests a consensus or collective judgment of the non-management directors, and

•	Review with the Chairman in advance of each Board meeting the agenda and such other matters pertaining to the meeting and its agenda as the Presiding Director may request.

The Presiding Director’s duties are complemented by (1) the strong leadership vested in, and exercised by, the Board’s independent Committee Chairs with respect to the matters overseen by their Committees, and (2) the responsibility of each director to assert leadership according to his or her particular experience and expertise.

Executive Board Sessions.  The independent directors hold meetings in executive session without the CEO or other members of management present at least four times per year during which they evaluate the CEO’s performance, among other things. Board executive sessions are led by the Presiding Director. The Audit, Compensation and Management Development, and Governance & Nominating Committees also periodically meet in executive session.

Succession Planning and Personnel Development.  The Compensation & Management Development Committee conducts an annual Succession Planning and Personnel Development session to which all Board members are invited and at which senior executives are evaluated with respect to their potential for promotion into senior leadership positions, including that of the CEO. From time-to-time, this session also includes a consideration of compensation issues related to succession and retention. In addition, a wide variety of senior executives are introduced to the Board by way of Board and Committee presentations and directors have unrestricted access to a broad cross-section of managers and high potential employees.

CEO Performance Evaluation.  The Presiding Director conducts a performance review of the CEO taking into account the views of all of the other independent directors. This is in addition to the evaluation inherent in the Compensation & Management Development Committee’s determination of the CEO’s annual compensation.

Board Role in Risk Oversight.  At least annually, the full Board reviews the Company’s risk identification, assessment and management processes and the guidelines and policies by which key risks are managed. As part of that review, the Board discusses (1) the key enterprise risks that management has identified, (2) management accountability for managing or mitigating each risk, (3) the steps being taken to manage each risk, and (4) which Board Committees will oversee each risk area on an ongoing basis.

The risk factors disclosed in Item 1A of the Company’s Form 10-K and Annual Report illustrate the range of the risks faced by a global industrial company and help explain the need for strong Board Committee oversight of the management of risks in specific subject areas. Each Committee’s calendar of recurring meeting agenda topics addresses risk areas pertinent to the Committee’s subject-matter responsibilities. These areas include: financing and currency exchange risks (Finance & Pension Committee), compensation risks, and executive development and retention (Compensation & Management Development Committee), regular review of the Board’s governance practices and the Company’s sustainability program (Governance & Nominating Committee), and internal controls, investigations, and integrity standards compliance (Audit Committee). Other risk areas are regularly reviewed by the full Board. These include: safety and environmental risk (covered at each Board meeting), economic, market and competitive risk (part of business operating reports at each Board meeting, and the annual operating and strategic reviews), and global compliance risks (supplementing reporting within the Audit Committee). In addition, risk identification and assessment is integrated into Board decision-making with respect to capital projects and acquisitions, entry into new markets, financings, and cash flow analysis, among other matters. In Committee meetings and full Board deliberations, each director brings his or her particular operating, financial, management development, and other experiences and expertise to bear in assessing management’s response to specific risks and in providing advice and counsel with respect to risk mitigation and management.

Board Effectiveness Assessment.  The Board assesses its effectiveness annually under a process determined by the Governance & Nominating Committee. Typically, this assessment includes evaluating the Board’s effectiveness in the areas of Performance of Core Responsibilities, Decision-Making Support, the Quality of Deliberations, and Director Performance, as well as consideration of additional Board practices and policies recommended as best practices by recognized governance authorities. Similarly, each Committee annually assesses its effectiveness in meeting its oversight responsibilities under its charter from the Board.

Governance Practices Review.  In addition to leading the annual Board and Committee effectiveness assessment referred to above, the Governance & Nominating Committee annually reviews with an outside expert the Company’s governance practices, and updates those practices as it deems appropriate. The Committee considers, among other things, the results of the effectiveness assessments, developments in Delaware Corporation Law, federal laws and regulations promulgated by the SEC, and the views and recommendations of recognized governance authorities.

Mandatory Director Retirement.  The Board’s policy is that a director who has attained the age of 72 may not stand for re-election at the next annual shareholders’ meeting. The Board also has a policy against service on the Board by an officer of the Company after his or her retirement, resignation or removal as an officer.

Limits to Service on Other Boards.  The Board’s policy is that a non-management director may not serve on more than five additional public company boards and a member of the Audit Committee may not serve on more than two additional public company audit committees. Also, the Chairman & CEO may not serve on more than two additional public company boards.

Director Election and Resignation Policy.  Praxair’s Certificate of Incorporation and Bylaws require a director nominee to receive a majority of the votes cast at an annual meeting in order to be elected (meaning a greater number of “for” votes than “against” votes) in an uncontested election of directors. The Board’s Corporate Governance Guidelines require that any director nominee who is then serving as a director must tender his or her resignation if he or she fails to receive this majority vote. The Governance & Nominating Committee of the Board would then consider the resignation offer and recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board would take action on the Committee’s recommendation within 90 days following certification of the vote, and promptly thereafter publicly disclose its decision and the reasons therefor.

Communications with the Board.  The Board has established procedures to enable a shareholder or other interested party to direct a communication to the Board of Directors. Such communications may be confidential or anonymous and may be communicated by mail, e-mail, or by telephone. Information on how to submit communications, and how they will be handled, is included at www.praxair.com in the Corporate Responsibility/Governance section.

Director Attendance at the Annual Shareholders’ Meeting.  Absent extenuating circumstances, each member of the Board is expected to attend the Annual Meeting of Shareholders. All of the then serving directors attended the 2012 annual meeting.

Business Integrity and Ethics.  Praxair’s Board of Directors has adopted policies and standards regarding Compliance with Laws and Business Integrity and Ethics that are posted on Praxair’s public website, www.praxair.com, in the Corporate Responsibility/Governance section and are available in print to any shareholder who requests it. This Code of Ethics applies to Praxair’s directors and to all employees, including Praxair’s CEO, CFO and Controller.

Director Stock Ownership Guidelines.  The Board’s policy is that non-management directors must acquire and hold shares of the Company’s stock equal in value to at least four times the base cash retainer for non-management directors. Directors have five years from their initial election to meet this guideline. All non-management directors have met this guideline or are within the 5-year transition period afforded to them to do so; and most substantially exceed the guideline. In addition, any new non-management director must, no later than the effective date of his or her election, acquire, using his or her own personal assets, shares of the Company’s stock equal in value to the base cash retainer then in effect.

Executive Stock Ownership and Shareholding Policy.  The Board believes that it is important for executive officers to acquire a substantial ownership position in Praxair. In this way, their interests will be more closely aligned with those of shareholders. Significant stock ownership ensures that executives manage Praxair as equity owners.

Accordingly, a stock ownership and shareholding policy has been established for the Company’s officers as set forth below. Individuals must meet the applicable ownership level no more than five years after first becoming subject to it and must acquire at least 20% of the required stock each year. Until the stock ownership requirement is met, executive officers (i) may not sell, transfer or otherwise dispose of any of their Praxair common stock, and (ii) must retain and hold all Praxair common stock acquired from all equity incentive awards, net of shares withheld for taxes and option exercise prices, including performance share unit awards, restricted stock unit awards and stock options.

Shares To Be Owned
Chief Executive Officer	100,000
Executive Vice Presidents	30,000
Chief Financial Officer	25,000
Senior Vice Presidents	20,000
Other Executive Officers	10,000-15,000

As of the date of this Proxy Statement, all covered individuals have met or exceeded their ownership requirements or are within the 5-year transition period afforded to them to do so. Stock ownership of the Named Executive Officers can be found in the table presented under the caption “Share Ownership.”

Hedging and Similar Transactions Prohibited; Pledging Limited.  Directors and officers may not engage in hedging transactions related to Praxair’s stock that would have the effect of reducing or eliminating the economic risk of holding Praxair stock. They also may not pledge or otherwise encumber Company stock without obtaining prior Praxair Law Department clearance. In addition, any pledged shares do not count towards an officer’s or director’s stock ownership requirements.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Compliance with Laws and Business Integrity and Ethics Policy (“Ethics Policy”) prohibits employees, officers and Board members from having a personal, financial or family interest that could in any way prevent the individual from acting in the best interests of the Company (a “conflict of interest”) and provides that any conflict of interest waiver relating to Board members or executive officers may be made only after review and approval by the Board upon the recommendation of its Governance & Nominating Committee. In addition, the Board’s Corporate Governance Guidelines require that any “related party transaction” by an executive officer or director be pre-approved by a committee of independent and disinterested directors. For this purpose, a “related party transaction” means any transaction or relationship that is reportable under the SEC’s Regulation S-K, Item 404, or that, in the case of a non-management director, would violate the Board’s independence standards.

Reporting and Review Procedures.  To implement the foregoing policies, the Governance & Nominating Committee has adopted a written procedure for the Handling of Potential Conflicts of Interests which specifies a process for the referral of potential conflicts of interests to the Board and standards for the Board’s evaluation of those matters. This policy applies to any transaction or relationship involving an executive officer, a member of the Board of Directors, a nominee for election as a director of the Company, or a family member of any of the foregoing which (1) could violate the Company’s Ethics Policy provisions regarding conflicts of interest, (2) would be reportable under the SEC’s disclosure rules, or (3) in the case of a non-management director, would violate the Board’s independence standards.

Under this procedure, potential conflicts of interest are reported to the Corporate Secretary for preliminary analysis to determine whether referral to the Governance & Nominating Committee is appropriate. Potential conflicts of interest can be self-identified by the director or executive officer or may arise from internal audits, the integrity hotline or other referrals, or through periodic due diligence conducted by the Corporate Secretary’s office. The Governance & Nominating Committee then examines the facts and circumstances of each matter referred to it and makes a final determination as to (1) whether the transaction or relationship would (or does) constitute a violation of the conflicts of interest provisions of the Company’s Ethics Policy, and (2) whether the transaction or relationship should be approved or ratified and the conditions, if any, of such approval or ratification. In determining whether a transaction or relationship constitutes a violation of the conflicts of interest provisions of the Company’s Ethics Policy, the Governance & Nominating Committee considers, among other factors, the materiality of the transaction or relationship to the individual’s personal interest, whether the individual’s personal interest is materially adverse to or competitive with the interests of the Company, and whether the transaction or relationship materially interferes with the proper performance of the individual’s duties or loyalty to the Company. In determining whether to approve or ratify a transaction or relationship, the Governance & Nominating Committee considers, among other factors, whether the matter would constitute a violation of the conflicts of interest provisions of the Company’s Ethics Policy, whether the matter would violate the NYSE listing standards, the expected practical impact of the transaction or relationship on the individual’s independence of judgment or ability to act in the best interests of the Company, the availability, practicality and effectiveness of mitigating controls or safeguards such as recusal, restricted access to information, reassignment etc., and the best interests of the Company and its shareholders generally.

Application of Policies & Procedures.  During 2012, no actual or potential conflicts of interest were identified with respect to the executive officers and directors of the Company.

Certain Relationships and Transactions

When determining whether any director or nominee is independent, the Board considers all facts and circumstances and any relationships that a director or nominee may have with the Company, directly or indirectly, other than serving as a director. To assist the Board in making independence determinations, it also applies the independence standards which are posted at Praxair’s public website, www.praxair.com in the Corporate Responsibility/Governance section.

In determining that each non-management director and director nominee is independent, in February 2013, the Board considered the following circumstances and relationships of those directors and nominees who then had any direct or indirect relationship with the Company: In the ordinary course of its business, Praxair sells medical oxygen and other industrial gases products to Community Health Systems, Inc. of which Mr. Smith is an executive officer, and sells industrial gases to the Rio Tinto Group, of which Mr. Clayton is an executive officer. The 2012 consolidated revenues for each of Praxair, Community Health and Rio Tinto were $11.2 billion, $13.0 billion and $55.5 billion, respectively. For the last three fiscal years, the dollar value of Praxair’s sales to (i) Community Health ranged from $2.0 million to $2.2 million, and (ii) Rio Tinto ranged from $20.8 million to $22.8 million. Such sales were well below the limits set forth in the Board’s independence standards and, for any of the last three fiscal years, were significantly less than 1 % of either Praxair’s, Community Health Systems’ or Rio Tinto’s consolidated revenues. Therefore, the Board has determined that such relationships are not material and do not otherwise impair the ability of either Mr. Clayton or of Mr. Smith to exercise independent judgment as a director.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of SEC Forms 3, 4 and 5 furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that those persons complied with all Section 16(a) filing requirements during 2012 with respect to transactions in the Company’s stock.

BOARD COMMITTEES

The Board currently has four standing committees as described below and each is comprised of only independent directors. The Charters for each of these committees may be found on Praxair’s public website, www.praxair.com, in the Corporate Responsibility/Governance section.

AUDIT COMMITTEE
Meetings in 2012: 5 Current Members: Ira D. Hall, Chairman Bret K. Clayton Nance K. Dicciani Raymond W. LeBeouf Larry D. McVay

The Audit Committee assists the Board in its oversight of (a) the independence, qualifications and performance of Praxair’s independent auditor, (b) the integrity of Praxair’s financial statements, (c) the performance of Praxair’s internal audit function, and (d) Praxair’s compliance with legal and regulatory requirements. In furtherance of these responsibilities, the Audit Committee, among other duties,

(1)    appoints the independent auditor to audit Praxair’s financial statements, approves the fees and terms of such engagement, approves any non-audit engagements of the independent auditor, and meets regularly with, and receives various reports from, the independent auditor. The independent auditor reports directly to the Audit Committee;

(2)    reviews Praxair’s principal policies for accounting and financial reporting and its disclosure controls and processes, and reviews with management and the independent auditor Praxair’s annual financial statements prior to their publication;

(3)    reviews assessments of Praxair’s internal controls, the performance of the Internal Audit function, the performance evaluations of the General Auditor and the Chief Compliance Officer, and the guidelines and policies by which Praxair undertakes risk assessment and risk management; and

(4)    reviews the effectiveness of Praxair’s compliance with laws, business conduct, integrity and ethics programs.

Audit Committee Report

As set forth in the Audit Committee’s Charter, the management of the Company is responsible for: (1) the preparation, presentation and integrity of the Company’s financial statements; (2) the Company’s accounting and financial reporting principles; and (3) internal controls and procedures designed to ensure compliance with applicable laws, regulations, and standards, including internal control over financial reporting. The independent auditor is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

A principal role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditor. The Audit Committee has also discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has discussed with the independent auditor its independence from the Company and its management. The Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has also received written confirmations from management with respect to non-audit services provided to the Company by the independent auditor in calendar year 2012 and those planned for 2013. The Audit Committee has further considered whether the provision of such non-audit services is compatible with maintaining PricewaterhouseCoopers’ independence.

In its oversight role for these matters, the Audit Committee relies on the information and representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to certify that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent auditor is, in fact, independent.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Form 10-K and Annual Report for the year ended December 31, 2012 to be filed with the SEC.

The Audit Committee

Ira D. Hall, Chairman

Bret K. Clayton

Nance K. Dicciani

Raymond W. LeBeouf

Larry D. McVay

The Independent Auditor

Auditor Selection and Attendance at the Annual Meeting

PricewaterhouseCoopers LLP served as Praxair’s independent auditor for the year ended December 31, 2012 and has been selected by the Audit Committee to serve in such capacity for the year ending December 31, 2013. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to be available to respond to appropriate questions and to make a statement if they desire.

Audit Partner and Audit Firm Rotation

The Audit Committee’s policy is that the audit engagement partner should rotate off the Company’s account no less frequently than every five years. During its history as a public company since 1992, Praxair has had five audit engagement partners. A new engagement partner began on January 1, 2012, replacing the engagement partner who had served since January, 2008.

With respect to audit firm rotation, the Audit Committee believes that it is inappropriate to establish a fixed limit on the tenure of the independent auditor. Continuity and the resulting in-depth knowledge of the Company strengthens the audit. Moreover, the mandatory partner rotation policy expressed above, normal turnover of audit personnel, the Audit Committee’s policy regarding the hiring of auditor personnel as described below, and the Audit Committee’s practices restricting non-audit engagements of the independent auditor as described below, all mitigate against any loss of objectivity that theoretically could arise from a long-term relationship. As provided in the Audit Committee’s Charter and as further described below, the Audit Committee continuously evaluates the independence and effectiveness of the independent auditor and its personnel, and the cost and quality of its audit services. The Audit Committee periodically considers alternatives to ensure that the Audit Committee and the Company’s shareholders are receiving the best audit services available.

Auditor Independence

As noted in the Audit Committee Charter and in the Audit Committee Report presented above, the independent auditor reports directly to the Audit Committee and the Audit Committee is charged with evaluating its independence.

Non-Audit Engagement Pre-Approval Policy

To help ensure independence of the independent auditor, the Audit Committee has established a policy whereby all non-audit engagements of the independent auditor must be approved in advance by the Audit Committee or its Chairman, and has adopted a guideline that, absent special circumstances, the aggregate cost of non-audit engagements in a year should not exceed the audit fees for that year. As noted below in the report on independent auditor fees, such non-audit engagements were approximately 4% of audit fees in 2012. All of the Audit-Related Fees, Tax Fees and All Other Fees disclosed below were approved by the Audit Committee.

Hiring Policy – Auditor Employees

The Audit Committee has established a policy whereby no former employee of the independent auditor may be elected or appointed an officer of the Company earlier than two years after termination of the engagement or employment.

Fees Paid to the Independent Auditor

Audit Fees.  PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $6,616,000 and $6,426,000 for professional services rendered in 2012 and 2011, respectively, for the audit of Praxair’s annual financial statements, the reviews of the financial statements included in Praxair’s reports on Form 10-Q, the opinion regarding the Company’s internal controls over financial reporting as required by § 404 of the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees.  PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $54,000, and $192,000 for assurance and related services rendered in 2012 and 2011, respectively, that are reasonably related to the performance of the audit or review of Praxair’s financial statements other than the fees disclosed in the foregoing paragraph. These fees related primarily to due diligence services and certifications required by customers and others.

Tax Fees.  PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $185,000, and $168,000 for professional services rendered in 2012 and 2011, respectively, for tax compliance and tax preparation, including preparation of original and amended tax returns, and claims for refunds.

All Other Fees.  PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $52,000 and $73,000 for products and services rendered in 2012 and 2011, respectively, other than those reported in the foregoing paragraphs. These services related primarily to consulting and advice in regard to local country accounting issues for non-U.S. subsidiaries.

COMPENSATION & MANAGEMENT DEVELOPMENT COMMITTEE
Meetings in 2012: 5 Current Members: Edward G. Galante, Chairman Oscar Bernardes Nance K. Dicciani Claire W. Gargalli Wayne T. Smith

The Compensation Committee assists the Board in its oversight of (a) Praxair’s compensation and incentive policies and programs, and (b) management development and succession, in both cases particularly as they apply to Praxair’s executive officers. In furtherance of these responsibilities, the Compensation & Management Development Committee, among other duties,

(1)    determines Praxair’s policies relating to the compensation of executive officers and assesses the competitiveness and appropriateness of their compensation and benefits;

(2)    determines the salaries, performance-based variable compensation, equity awards, terms of employment, retirement or severance, benefits, and perquisites of executive officers;

(3)    approves corporate goals relevant to the CEO’s compensation, evaluates the CEO’s performance in light of these goals and sets the CEO’s compensation accordingly;

(4)    reviews management’s long-range planning for executive development and succession, and develops a CEO succession plan;

(5)    reviews Praxair’s management incentive compensation and equity compensation plans and oversees their administration, and reviews incentive compensation policies and practices applicable to all employees generally, to confirm that incentive compensation programs and related controls are designed appropriately and that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse affect on the company; and

(6)    reviews periodically the Company’s diversity policies and objectives, and programs to achieve those objectives.

Committee Process for Determining Executive Compensation

The Compensation Committee’s general executive compensation process includes the following key actions that occur throughout its annual cycle of meetings:

•	October Meeting:

— Review trends in executive compensation and the competitiveness of the Company’s executive compensation program as presented by the Compensation Committee’s consultant.

•	December Meeting:

— Approve the management performance-based variable compensation plans for the following plan year including establishment of financial and non-financial goals and payout formulas based on levels of performance against those goals.

— Evaluate all components of each executive officer’s direct compensation and benefits using a “tally sheet” approach.

— Determine for each executive officer the following elements of his/her direct compensation for the upcoming calendar year: (1) salary adjustment (typically effective on April 1), (2) target performance-based variable compensation (percent of salary) and (3) value and form of equity awards.

•	January Meeting:

— Determine performance-based variable compensation earned for the previous plan year based on an evaluation of Company performance against the goals previously established by the Compensation Committee and, and for each executive officer, an evaluation of individual performance.

— Determine terms and conditions, including performance conditions as applicable, of equity awards including calculation of the number of equity units to be awarded based on the dollar value to be delivered as established in December.

— Certify performance results related to performance share unit awards and determine the payout ratio for such awards.

•	February Meeting:

— Review perquisites and personal benefits available to executive officers.

— Review succession and diversity plans.

— Review the executive compensation sections of the Company’s Proxy Statement.

•	July Meeting:

— Review the compensation program design to ensure appropriate alignment with Company strategy.

Delegation and CEO Involvement:  The Compensation Committee may not delegate any of the foregoing authority to any other persons. With respect to the allocation of compensation and awards to employees other than the executive officers, the Compensation Committee may, and has, delegated authority to the CEO, subject to guidelines established by the Compensation Committee. The CEO does not determine the compensation of any of the executive officers but he does offer for the Compensation Committee’s consideration his views on relevant matters, as described in more detail in this Proxy Statement in the CD&A section.

Compensation Consultant:  The Compensation Committee engages a third-party compensation consultant to assist it in such analysis as is necessary to inform and support the Compensation Committee’s decisions on executive compensation. For its consideration of 2012 executive compensation, the Compensation Committee engaged Deloitte Consulting LLP (“Deloitte Consulting”). The purpose of the engagement was to provide to the Compensation Committee data, analysis and advice with regard to executive compensation. The scope of the consultant’s work is described in this Proxy Statement in the CD&A section.

The aggregate fees paid to Deloitte Consulting for its 2012 services to (i) the Compensation Committee related to executive compensation were $243,628, and (ii) the Governance & Nominating Committee regarding director compensation discussed on page 65 under the caption “Changes for 2013” were $14,280. The Company also paid U.S. affiliates of Deloitte Consulting $75,000 for other services for 2012.

Compensation Risk Analysis.  The Compensation Committee considers whether the Company’s compensation policies and practices create incentives for risk-taking that could have a material adverse effect on the Company. Each year, the Compensation Committee conducts a review of the Company’s incentive compensation programs applicable to all employees, including executive officers, in order to evaluate whether they encourage excessive risk-taking through either the design of the executive and management incentive programs, or operational decision-making that could affect compensation payouts. The Compensation Committee has determined that (1) there exist sufficient operational controls, checks and balances that prevent or constrain compensation-driven decision-making that is inappropriate or excessively risky including, among others, frequent risk discussions with the Board, particularly in connection with capital project or acquisition proposals, (2) the Company does not use highly leveraged short term incentives that would tend to drive high short term risk decisions or unsustainable gain, and (3) the Company’s executive stock ownership policy and the “recapture” policy described in the CD&A also serve as disincentives for unacceptable risk-taking. Based upon this review, the Compensation Committee has concluded that the Company’s incentive compensation programs and related controls are designed appropriately and that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse affect on the Company.

A more detailed description of how the Compensation Committee considers and determines executive compensation is described in this Proxy Statement in the CD&A section.

GOVERNANCE & NOMINATING COMMITTEE
Meetings in 2012: 6 Current Members: Robert L. Wood, Chairman Bret K. Clayton Edward G. Galante Claire W. Gargalli Raymond W. LeBeouf

The Governance & Nominating Committee assists the Board in its oversight of (a) the selection, qualifications, compensation and performance of Praxair’s directors, (b) Praxair’s governance, including the practices and effectiveness of the Board, and (c) various important public policy concerns that affect the Company. In furtherance of these responsibilities, the Governance & Nominating Committee, among other duties,

(1)    recommends to the Board nominees for election as directors, and periodically reviews potential candidates, including incumbent directors;

(2)    reviews policies with respect to the composition, compensation, organization and practices of the Board, and developments in corporate governance matters generally; and

(3)    reviews Praxair’s policies and responses to broad public policy issues such as social responsibility, corporate citizenship, charitable contributions, sustainable development, legislative issues, and important shareholder issues, including management and shareholder proposals offered for shareholder approval.

Director Nominations

The Governance & Nominating Committee will consider any candidate for election to the Board who is timely recommended by a shareholder and whose recommendation otherwise complies with the requirements under Praxair’s certificate of incorporation. Recommendations should be sent to the Corporate Secretary of Praxair and should include the candidate’s name and qualifications and a statement from the candidate that he or she consents to being named in the proxy statement and will serve as a director if elected. In order for any candidate to be considered by the Governance & Nominating Committee and, if nominated, to be included in the proxy statement, such recommendations must be received by the Corporate Secretary on or before the date specified in this Proxy Statement under the caption “Shareholder Proposals for the 2014 Annual Meeting.”

In addition to considering any shareholder-recommended candidates for election as directors, prior to each annual meeting of shareholders, the Governance & Nominating Committee considers each of the incumbent directors for nomination for reelection to the Board, unless an incumbent does not wish to be reelected or will be retiring from the Board under the Board’s retirement policy.

Director & Nominee Selection Criteria

The qualities and skills sought in director nominees are governed by the projected needs of the Board at the time the Governance & Nominating Committee considers adding a new director or renominating incumbent directors. Consistent with the Board’s Corporate Governance Guidelines, the Committee seeks to build and maintain a Board that contains a range of experiences, competencies, and perspectives that is well-suited for advice and counsel to, and oversight of, the Company’s business and operations. In doing so, the Committee takes into account a variety of factors, including:

(1) the Company’s strategies and its market, geographic and regulatory environments, both current and projected,

(2) the mix of experiences, competencies, and perspectives (including gender, ethnic and cultural diversity) currently represented on the Board,

(3) the results of the Board’s annual self-assessment process,

(4) the CEO’s views as to areas in which management would like to have additional advice and counsel from the Board, and

(5) with respect to the incumbent directors, meeting attendance, participation and contribution, and the director’s current independence status.

The Committee also seeks in each director candidate a breadth of experience and background that (a) will allow the director to contribute to the full range of issues confronting a global industrial company and (b) will qualify the director to serve on, and contribute to, any of the Board’s standing committees, thus facilitating the Board’s committee rotation policy. In addition, the Governance & Nominating Committee believes that every director nominee should demonstrate a strong record of integrity and ethical conduct, an absence of conflicts that might interfere with the exercise of his or her independent judgment, and a willingness and ability to represent all shareholders of the Company.

Additional information about the specific skills, qualifications and backgrounds of each of the director nominees may be found in this Proxy Statement under the under caption “The Board of Directors.”

New Director Selection Process

When the need to recruit a director arises, the Governance & Nominating Committee will consult the other directors, the CEO and, on occasion, third party recruiting firms to identify potential candidates. The candidate evaluation process may include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s needs at the time, consideration of the candidate’s independence as measured by the Board’s independence standards, and other considerations that the Governance & Nominating Committee deems appropriate at the time. Prior to formal consideration by the Governance & Nominating Committee, any candidate who passes such screening is interviewed by the Governance & Nominating Committee or its Chairman and by the CEO.

FINANCE & PENSION COMMITTEE
Meetings in 2012: 3 Current Members: Larry D. McVay, Chairman Oscar Bernardes Ira D. Hall Wayne T. Smith Robert L. Wood

The Finance & Pension Committee assists the Board in its oversight of (a) Praxair’s financial position and financing activities, (b) Praxair’s financial risk management policies and activities, and (c) the ERISA-qualified, funded plans sponsored by Praxair. In furtherance of these responsibilities, the Finance & Pension Committee, among other duties,

(1)    monitors Praxair’s financial condition and its requirements for financing, and reviews, and recommends to the Board, the amounts, timing, types and terms of public stock issues and public and private debt issues;

(2)    reviews Praxair’s foreign exchange and interest rate exposures, the results of its foreign exchange hedging activities, and Praxair’s practices for managing insurable risks;

(3)    reviews Praxair’s policies on dividends and stock repurchases; and

(4)    reviews the investment performance, administration and funded status of Praxair’s funded benefit plans and appoints administration and investment committees to act as fiduciaries of such plans.

THE BOARD OF DIRECTORS

The following pages present information about those currently serving on Praxair’s Board of Directors, all of whom have been nominated for election to serve until the 2014 annual meeting and until their successors are elected and qualify. During 2012, the Board held six meetings.

Director Attendance

During 2012, the nominees for reelection to the Board collectively attended 99% of all Board meetings and meetings of committees of which they are members, and no nominee for reelection attended fewer than 93% of such meetings.

Directors and Nominees

The Governance & Nominating Committee recommended to the Board, and the Board approved, the nomination for election of each currently serving director.

Each of the director nominees listed below has experience as a senior executive of a public company. Each nominee also has served as a director of one or more public companies and on a variety of board committees. As such, each has executive management and director oversight experience in most, if not all, of the following areas which are critical to the conduct of the Company’s business, including: strategy development and implementation, risk assessment and management, financial accounting and reporting, internal controls, corporate finance, capital project evaluation, the evaluation, compensation, motivation and retention of senior executive talent, public policies as they affect global industrial corporations, compliance, corporate governance, productivity management, safety management, project management, and, in most cases, global operations. Many of the nominees also bring particular insights into specific end-markets that are important to the Company. These nominees collectively provide a range of perspectives, experiences and competencies well-suited to providing advice and counsel to management and to overseeing the Company’s business and operations. A description of the Governance & Nominating Committee’s process and criteria for nominating director candidates may be found in this Proxy Statement under the caption “Director & Nominee Selection Criteria.”

STEPHEN F. ANGEL Director Since 2006	Age 57

Chief Executive Officer of Praxair, Inc. since January 1, 2007, and Chairman since May 1, 2007. Before becoming the Chief Executive Officer, Mr. Angel served as President & Chief Operating Officer from March to December 2006, and as Executive Vice President from 2001 to March 2006. Prior to joining Praxair in 2001, Mr. Angel was General Manager for the General Electric Company Industrial Systems Power Equipment business from 1999 to 2001, and was General Manager, Marketing and Sales, for General Electric’s Transportation Systems business from 1996 to 1999.

Mr. Angel is a director of PPG Industries, Inc. (where he serves on the Compensation Committee and the Technology and Environment Committee). He is also a member of the Board of the U.S.-China Business Council and a member of the U.S.-Brazil CEO Forum, a member of the Business Council, and a member of the Board of the Business Roundtable.

As the Chief Executive Officer of the Company and a former senior operating executive at General Electric, a diversified manufacturing company, Mr. Angel brings the senior executive experience and skills described above. He also has a deep insight into the industrial gases industry and the needs, challenges and global opportunities of the Company in particular.

OSCAR BERNARDES Director Since 2010	Age 66

Managing partner at Yguapora Consultoria e Empreendimentos Ltda. in São Paulo, Brazil, a consulting and investment firm. From 2003 to 2010, he was a managing partner at Integra Assessoria em Negocios Ltda. in São Paulo, Brazil, a consulting firm specializing in financial restructuring, governance and interim management in turnaround situations. From 1997 to 1999, he was Chief Executive Officer of Bunge International, a leading global agribusiness and food company. Prior to joining Bunge, he was Senior Vice President and Managing Partner for Latin America with Booz Allen and Hamilton, Inc. and prior to that, operations director in Brazil for Ferro Corporation.

Mr. Bernardes is a director of five companies in Brazil: Localiza Rent A Car S.A., Marcopolo S.A., Suzano Papel e Celulose S.A., Gerdau S.A./Metalúrgica Gerdau S.A., and DASA Laboratorios da America SA. During the past five years, he was also a director of Johnson Electric Holdings Ltd. in Hong Kong, and São Paulo Alpargatas S.A. He is also on the advisory Board of Bunge Brazil, Alcoa Latin America, Vanguarda Agro, Amerys, and Johnson Electric and a Board Member of OMINI, a private company.

As a former chief executive officer at Bunge International, and as a senior executive of Booz Allen and Hamilton, Mr. Bernardes brings the senior executive experience and skills described above. He also has an in-depth understanding of markets and business operations in South America generally, and in Brazil particularly.

BRET K. CLAYTON Director since 2012	Age 51

Group Executive since 2009, and a member of the Executive Committee from 2006 until March 1, 2013, of the Rio Tinto Group, a leading international mineral and metal production company based in the United Kingdom and Australia. Mr. Clayton is responsible for managing various aluminum businesses that are currently held for divestment.

Previously, Mr. Clayton held various positions of increasing executive responsibility within Rio Tinto, including Group Executive for Business Support & Operations (2009-March 1, 2013), Chief Executive of Rio Tinto’s Copper and Diamonds Division from 2006-2009, President and Chief Executive Officer of Rio Tinto Energy America (comprising the U.S. coal operations) from 2002-2006, Chief Financial Officer of Rio Tinto Iron Ore from 2000-2002, and head of Rio Tinto’s Financial Planning and Reporting group (responsible for group financial planning and analysis) from 1996-2000. Prior to joining Rio Tinto, Mr. Clayton worked for PricewaterhouseCoopers (1985-1994), primarily consulting to the mining industry.

Mr. Clayton is currently a director of Constellium, a leading global aluminum fabrication company that is privately held. During the past five years, he also was a director of Turquoise Hills Resources (previously Ivanhoe Mines), a Canadian listed company, the International Copper Association and the U.S. National Mining Association.

As a senior executive with operating and financial experience in managing large global businesses, as well as support, risk and assurance functions, Mr. Clayton brings the executive skills and leadership abilities described above. He also brings substantial knowledge of the mining and metal production markets.

NANCE K. DICCIANI Director Since 2008	Age 65

Former President & Chief Executive Officer of Honeywell Specialty Materials, a strategic business group of Honeywell International, Inc., from 2001 until her retirement in 2008. Dr. Dicciani joined Honeywell from Rohm and Haas Company where she was Senior Vice President and Business Group Executive of Chemical Specialties and Director of the European Region, responsible for business strategy and worldwide operations of five business units and for the company’s operations and infrastructure in Europe, the Middle East and Africa. Previously, she served as Rohm and Haas’ Vice President and General Manager of the Petroleum Chemicals division and headed the company’s worldwide Monomers business.

In 2006, President George W. Bush appointed Dr. Dicciani to the President’s Council of Advisors on Science and Technology. She has served on the Board of Directors and Executive Committee of the American Chemistry Council and has chaired its Research Committee. She currently serves on the Board of Directors of Halliburton Company (where she serves on the Audit and the Health, Safety and Environment Committees), and Rockwood Holdings, Inc. (where she is the Lead Director and serves on the Audit Committee, the Compensation Committee and is the Chairman of the Corporate Governance and Nominating Committee) and on the Board of Trustees of Villanova University.

As a former senior operating executive at Honeywell, a global industrial and consumer products manufacturing company, and at Rohm and Haas, a global chemicals company, Dr. Dicciani brings the senior executive experience and skills described above. She also has a substantial understanding of technology policy, management and markets.

EDWARD G. GALANTE Director Since 2007	Age 62

Former Senior Vice President and a member of the Management Committee of ExxonMobil Corporation from 2001 until his retirement in 2006. His principal responsibilities included the worldwide downstream business — Refining & Supply, Fuels Marketing, Lubricants and Specialties, and Research and Engineering. Immediately prior to that, Mr. Galante was Executive Vice President of ExxonMobil Chemical Company.

Mr. Galante is a director of Foster Wheeler Ltd. (where he serves on the Audit Committee and is the Chairman of the Compensation Committee), a director of Clean Harbors, Inc. (where he serves on the Corporate Governance Committee) and a director of Celanese Corporation. He also serves on the Board of Junior Achievement Worldwide, is the Chairman of the Board of the United Way Foundation of Metropolitan Dallas, and is the Vice Chairman of the Board of Trustees of Northeastern University. He also is an Executive in Residence in Northeastern’s College of Business Administration.

As a former senior operating executive at ExxonMobil, one of the largest global energy companies, Mr. Galante brings the senior executive experience and skills described above. He also has an in-depth understanding of engineering management and of worldwide energy markets, operations and technology.

CLAIRE W. GARGALLI Director Since 1992	Age 70

Former Vice Chairman, Diversified Search Companies (executive search consultants) from 1990 to 1998. Ms. Gargalli was the Chairman and Chief Executive Officer of Equibank, and Chairman of Liberty Bank, in each case from 1984-1990. Ms. Gargalli was Praxair’s Executive Session Presiding Director from 2008-2012

Ms. Gargalli is a director of Baker Hughes, Inc. (where she serves on the Finance Committee and the Compensation Committee). She is also a trustee emeritus of both Carnegie Mellon University and Middlebury College. During the past five years Ms. Gargalli was also a director of Virginia National Bank, Intermec, Inc. and UNOVA, Inc. (where she served on the Audit Committee). She also has served on the Audit Committee of Western Atlas, Inc.

As a former Chief Executive Officer of a banking company, Ms. Gargalli brings the senior executive experience and skills cited above. By reason of her additional experience in the executive search industry, she also has an enhanced perspective on the evaluation, compensation, motivation and retention of senior executive talent.

IRA D. HALL Director Since 2004	Age 68

Former President & Chief Executive Officer of Utendahl Capital Management, L.P. (an asset management company) from 2002 through 2004. From 1999 to 2001, Mr. Hall served as Treasurer of Texaco Inc., and from 1998 to 1999, he was General Manager, Alliance Management of Texaco Inc. Prior to joining Texaco, Mr. Hall held several positions with International Business Machines.

Mr. Hall is the past Chairman of the Board of the Executive Leadership Council. He is a trustee emeritus of Stanford University. During 2012, he completed twenty years of service on the board of the Jackie Robinson Foundation, during part of which he also served as Treasurer. During 2010, he completed twelve years of service on the Dean’s Advisory Council of the Stanford Graduate School of Business. During the past five years, he was also a director of The Pepsi Bottling Group Inc. (during which he served as Chairman of the Compensation Committee, a member of the Audit Committee and Chairman of the Board’s Special Committee to evaluate and negotiate the price, terms and conditions of the sale of Pepsi Bottling Group Inc. to PepsiCo.) and Ameriprise Financial Inc.

As a former Chief Executive Officer of an asset management company and a former senior finance executive at Texaco, a large energy company, Mr. Hall brings the senior executive experience and skills described above. He also has a substantial understanding of capital markets, asset management, and pension fund matters.

RAYMOND W. LEBOEUF Director Since 1997	Age 66

Former Chairman & Chief Executive Officer of PPG Industries, Inc. (a diversified manufacturer of coatings, glass and chemicals) from 1997 to 2005. From 1995 to 1997, Mr. LeBoeuf served as President & Chief Operating Officer of PPG Industries, Inc. and was elected a director in 1995. From 1988-1994, he was the Chief Financial Officer of PPG.

Mr. LeBoeuf is a director of MassMutual Financial Group (where he serves on the Audit Committee (Chairman) and the Human Resources Committee). During the past five years he was a director of ITT Industries, Inc. (where he served on the Audit Committee).

As a former Chief Executive Officer and Chief Financial Officer of PPG Industries, a global diversified manufacturing company, Mr. LeBoeuf brings the senior executive experience and skills described above. He also has an in-depth understanding of corporate and international finance, financial reporting and internal controls.

LARRY D. MCVAY Director Since 2008	Age 65

Principal of Edgewater Energy, LLC, an energy industry oil and gas investment firm. Mr. McVay served as the Chief Operating Officer of TNK-BP Holding from 2003 until his retirement in 2006. TNK-BP Holding, based in Moscow, Russia, is a vertically integrated oil company 50%-owned by BP PLC. Mr. McVay’s responsibilities at TNK-BP included executive leadership for the upstream, downstream, oil field services, technology and supply chain management. He previously served as Technology Vice President — Operations and Vice President of Health Safety Environment for BP’s Exploration and Production operations from 2000 to 2003. Prior to joining BP, Mr. McVay held numerous positions at Amoco, including engineering management and senior operating leadership positions.

Mr. McVay is a director of Callon Petroleum Company (where he serves on the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and is the Chairman of the Strategic Planning Committee) and Chicago Bridge & Iron Company (where he serves on the Audit Committee, the Strategic Initiatives Committee and is the Chairman of the Corporate Governance Committee). He is also a member of the Dean’s Council of Texas Tech University’s Engineering School.

As a former senior operating executive at BP, one of the largest global energy companies, Mr. McVay brings the senior executive experience and skills described above, and has an in-depth understanding of engineering management and of worldwide energy markets, operations and technology. He also has practical experience in operating in Russia and the Middle East.

WAYNE T. SMITH Director Since 2001	Age 67

Chairman, President & Chief Executive Officer of Community Health Systems, Inc. (a hospital and healthcare services company) since 2001. In 1997, Mr. Smith was elected President and then Chief Executive Officer and a director of Community Health Systems, Inc. Prior to joining Community Health Systems, he served as Chief Operating Officer, President, and a director of Humana Inc.

Mr. Smith is a former director of Citadel Broadcasting Corporation (where he served on the Audit Committee and the Compensation Committee), a trustee of Auburn University, and is a trustee, and the current Chairman of the Federation of American Hospitals.

As the Chief Executive Officer of Community Health Systems, a large healthcare services company, Mr. Smith brings the senior executive experience and skills described above. He also has an in-depth understanding of the health care business and the regulatory, compliance and business environment in which it operates.

ROBERT L. WOOD Director Since 2004	Age 58

Former Chairman, President & Chief Executive Officer of Chemtura Corporation (a specialty chemicals company) from 2004 to 2008. Prior to joining Chemtura, Mr. Wood served in various senior management positions at Dow Chemical Company, most recently as business group president for Thermosets and Dow Automotive, from November 2000. Mr. Wood has been Praxair’s Executive Session Presiding Director since January 1, 2013.

Mr. Wood is also a director of Jarden Corporation (where he serves on the Nominating and Policies Committee and Audit Committee), and has served as Chairman of the American Plastics Council. During the past five years, he was also Chairman of the American Chemistry Council.

As a former Chief Executive Officer of Chemtura Corporation, a global specialty chemicals company, and a former senior operating executive of Dow, a global chemicals company, Mr. Wood brings the senior executive experience and skills described above. He also has a deep understanding of the specific challenges and opportunities facing a global basic materials company.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” below and recommended to the Board that it be included in this Proxy Statement. The Compensation Committee has represented to management that, to the extent that the “Compensation Discussion and Analysis” discloses the Compensation Committee’s deliberations and thinking in making executive compensation policies and decisions, it is accurate and materially complete.

The Compensation & Management Development Committee

Edward G. Galante, Chairman

Oscar Bernardes

Nance K. Dicciani

Claire W. Gargalli

Wayne T. Smith

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides context for the policies and decisions underlying the compensation reported in the executive compensation tables included in this Proxy Statement for the Company’s Named Executive Officers (“NEOs”). The Compensation Committee of the Company’s Board of Directors is responsible for policies and decisions regarding the compensation and benefits for NEOs.

Overview

Company Performance

Praxair delivered solid results in 2012. Strong growth in North American businesses was offset in part by economic conditions in Europe and Brazil, and by the negative currency translation impact of a significantly stronger U.S. dollar against most major currencies. Sales of $11.2 billion were stable with the prior year. Operating profit and net income, on an adjusted basis, both increased 1%, and adjusted earnings per share of $5.57 grew 3%. Excluding negative currency effects, sales grew 5% and operating profit grew 6% versus the prior year. The Company generated record operating cash flow of $2.8 billion, up 12% from 2011.

In seeking overall alignment between executive compensation and Company performance, the Compensation Committee considers a variety of guideposts including Praxair’s comparative performance with respect to total shareholder return (“TSR”) and other financial measures. The graph below compares the most recent five-year cumulative TSR of Praxair’s common stock with those of the Standard & Poor’s 500 Index and the S5 Materials Index, which covers 30 companies, including Praxair. The figures assume an initial investment of $100 on December 31, 2007, and that all dividends have been reinvested.

Praxair’s Executive Compensation Objectives

Praxair’s executive compensation program is based on motivating performance to effectively build shareholder value. The Company delivers a total compensation package composed of salary, performance-based cash and equity incentives, and a competitive employee benefits program. Together these elements reinforce the Company’s pay-for-performance philosophy, provide a balanced focus on both long- and short-term performance, and encourage employee engagement and retention.

The Compensation Committee has established the following objectives for Praxair’s executive compensation program:

—	attract and retain executive talent;

—	motivate executives to deliver strong business results in line with shareholder expectations;

—	build and support a performance-driven culture; and

—	encourage executives to own stock, aligning their interests with those of shareholders.

Best Practices Supporting Executive Compensation Objectives

Best practices utilized to support the Company’s executive compensation objectives include:

—	total compensation set at competitive market levels;

—	a substantial portion of total compensation closely linked with performance:

—	annual variable compensation awards based principally upon performance against objective, pre-established goals, and

—	equity grants consisting of performance share units and stock options, focused on longer term shareholder value creation;

—	substantial stock ownership and shareholding requirements for officers;

—	a clawback (“recapture”) policy;

—	a policy against hedging related to Company stock held by officers;

—	a policy limiting pledging of Company stock held by officers;

—	limited perquisites and personal benefits, with no payments of tax “gross-ups” unless available to employees generally; and

—	double trigger change-in-control severance agreements which do not include an excise tax “gross-up” and, for post-2009 agreements, with payouts of 2 times salary plus target variable compensation.

Alignment of Executive Compensation Programs with Praxair Business Objectives

The Compensation Committee seeks to achieve its executive compensation objectives by utilizing best practices to align the design of its compensation programs with the Company’s business objectives.

Business Objective:  Achieve sustained growth in profitability and shareholder return resulting in a robust cash flow to fund capital investment growth opportunities and dividends.

—	Annual performance-based variable compensation earned by meeting or exceeding pre-established revenue, net income and working capital goals.

—	Annual grants of stock options, the value of which is directly linked to the growth in the Company’s stock price.

—	Annual grants of performance share units that generally vest only if three year performance targets are met.

Business Objective:  Maintain world-class standards in safety, environmental responsibility, global compliance, productivity, talent management, and financial controls.

—	Annual payout of variable compensation is materially influenced (up to +/-35 percentage points) by performance against pre-established non-financial goals in these and other areas.

Business Objective: Attract and retain executives who thrive in a performance-driven culture.

—	A competitive compensation and benefits program annually benchmarked against peer companies of similar size and scope.

—	Realized compensation that varies with Company performance, with significant downside risk and upside opportunity.

Pay Mix and Pay-for-Performance Overview

In order to align executive compensation with Company performance, the Compensation Committee considers a variety of factors, including the degree to which executive compensation is “at risk,” meaning dependent upon Company performance, as well as a comparison of the Company’s performance in relation to that of other companies.

Between 76% and 90% of the NEOs’ target total direct compensation opportunity for 2012 was in the form of performance-based variable compensation and equity grants, motivating them to deliver strong business performance and create shareholder value. These compensation elements are “at risk” and are dependent upon the Company’s achievement of pre-established financial and other business goals set by the Compensation Committee and, for equity incentives, the Company’s stock price performance.

The chart below shows the CEO’s 2012 target pay mix, which consisted of 90% performance-based compensation and 10% non-performance-based compensation (performance-based equity compensation is valued at the “grant-date fair value” of each award as determined under accounting standards related to share-based compensation). The CEO’s actual performance-based compensation was based upon actual results. The annual variable compensation payout and the ultimate value of the equity compensation awards could be zero if the Company does not perform.

Praxair CEO’s Target Pay Mix for 2012

Pay Earned for 2012 Performance

Performance-based Variable Compensation for 2012.  As detailed under the caption “Annual Performance-Based Variable Compensation” in this CD&A:

—

The Company’s performance in 2012 with respect to sales, net income and working capital (as a percentage of sales) remained solid despite conditions in Europe and Brazil and negative currency translation impacts. As a result, the Company partially met the variable compensation plan financial targets set by the Compensation Committee at the beginning of the year.

—

The Compensation Committee determined that the Company’s performance against non-financial goals (e.g. strategic and operational) set for the year warranted a positive adjustment to the annual variable compensation payout.

Vesting and payout of prior performance-incentive grants. As detailed below under the caption “Equity Awards” in this CD&A:

—

2010 grants of performance share units vested and paid out at 136.2% of the target number of performance share units granted as the Company achieved cumulative EPS growth of 39.6% over the three-year performance period (2010-2012) which exceeded the target level of 25%.

For 2012, no material changes were made to the design of the

Company’s executive compensation program

Establishing Compensation Opportunity

The Compensation Committee uses a systematic process to establish executive officer compensation that includes the following components:

Role of Compensation Consultant and Management in Determination of Executive Compensation. The Compensation Committee engages an executive compensation consultant to provide data, analysis and advice. During 2012, the Compensation Committee engaged Deloitte Consulting. The scope of Deloitte Consulting’s engagement included advice on the determination of NEO compensation, preparation and presentation to the Compensation Committee of reports on executive compensation trends and various other materials related, for example, to the design of performance-based variable compensation programs and the equity incentive program.

Deloitte Consulting analyzed a compensation benchmarking study prepared by management, reviewed other independent compensation data and gave advice on competitive compensation for the Company’s executive officers. In advance of applicable Compensation Committee meetings, the CEO and certain management personnel discussed the consultant’s analysis and the data to be presented at the meeting. The CEO does not determine the compensation of any of the executive officers, but he provides input to the Compensation Committee related to NEO compensation and design of the Company’s compensation programs. The Compensation Committee considers the CEO’s input with respect to retention goals, recognition of relative roles and responsibilities of the NEOs within the Company, salary adjustments, target performance-based variable compensation and the value of equity incentive awards for individual executive officers (other than himself). In its deliberations, including in private sessions with the consultant, the Compensation Committee requested the consultant’s view of the CEO’s recommendations, as well as input on the CEO’s compensation. Additionally, the Compensation Committee requests the CEO’s views on financial and non-financial performance metrics for incentive program design, the companies against which it is appropriate to benchmark executive compensation, and the form of equity awards most appropriate to drive sustainable shareholder value creation while also providing appropriate retention incentive for NEOs.

Benchmarking/Peer Group. The Compensation Committee uses benchmark market data to help determine the appropriate amount of total direct compensation opportunity for each NEO and the elements of each NEO’s direct compensation.

For determinations of compensation for 2012, the Compensation Committee utilized benchmark companies selected based upon an annual review conducted with the advice of its compensation consultant. The Compensation Committee used a Key Company Group to assess competitive market compensation levels for NEO positions. Because the Company’s market capitalization is approximately three times its annual revenue, considerable weight is given to market capitalization when identifying the Key Company Group peers. Important consideration is also given to revenue and net income, and companies are considered if they are generally similar in size to the Company in one or more of these measures. Also considered were assets, number of employees, whether or not a company had global operations and whether a company’s operations were similar to that of Praxair or of Praxair’s customers. At the time the Key Company Group was established in October 2011, Praxair was ranked within the Key Company Group at the 74th percentile for market capitalization, at the 37th percentile for revenue and at the 44th percentile for net income. The 23 companies identified below were included in the Key Company Group:

Air Products and Chemicals	Duke Energy	Kimberly-Clark
Anadarko Petroleum Corp Applied Materials	DuPont EMC	Monsanto Norfolk Southern
Baker Hughes	General Mills	PPG Industries
Baxter International	Illinois Tool Works	Thermo Fisher Scientific
Chesapeake Energy Corp	Ingersoll-Rand	Union Pacific Corp
Covidien	International Paper	US Steel
CSX Corp	Kellogg

The Compensation Committee also consulted market data from a broad spectrum of manufacturing industries in order to ensure that market data from the Key Company Group was not impacted by any unusual or short-term factors.

2012 Total Direct Compensation Opportunity. The Compensation Committee focused on the median of benchmark company data when making decisions related to salary, annual performance-based variable compensation and target dollar value of equity awards for each NEO’s position. When possible, data provided to the Compensation Committee was adjusted based on regression analysis to account for the differing scope of operations of comparator companies.

Although the Compensation Committee uses the median benchmark data as a guide for determining compensation levels, actual values set for any individual NEO may deviate from the median (a) to account for experience in the position, (b) because of year-to-year swings in market median data, (c) so as to maintain the desired internal equity among executive positions, and (d) to balance the mix of compensation elements deemed appropriate for each NEO.

Evaluation of Aggregate Compensation.  The Compensation Committee considers whether the value of each NEO’s aggregate compensation package, in which all components of his direct compensation and benefits are viewed together using a “tally sheet” format, is consistent with the Compensation Committee’s objectives for Praxair’s executive compensation program. As part of the review, the Compensation Committee compares the CEO’s pay to that of the other NEOs. In December 2011, the Compensation Committee performed this review and determined that the total compensation opportunity granted to each NEO in 2012 was consistent with its objectives for Praxair’s executive compensation program. As in previous years, it was noted that the CEO’s pay, as a multiple of the next highest paid NEO, is appropriate, as the CEO has several business executives reporting directly to him.

Elements of Executive Compensation

In determining the appropriate design of executive compensation programs, the Compensation Committee periodically evaluates executive compensation practices in the chemicals industry such as incentive plan design, forms of equity awards, stock ownership guidelines, perquisites and personal benefits, and retirement and other termination arrangements. Objectives and Key Features of the Company’s elements of direct compensation programs and executive benefits are presented below.

Direct Compensation for Executive Officers

The principal elements of direct compensation for executive officers are salary, annual performance-based compensation and equity awards.

Salary

Objective	Key Features
Provide a fixed amount of cash compensation to attract and retain talented executives.

Annual cash amount.

Adjustments, if any, are typically effective April 1 of each year.

Experience and time-in-position, contribution to results, exhibition of values, competencies and behaviors that are important to the success of the Company, recognition of relative roles and responsibilities, and retention goals may influence the salary for any individual in any given year.

2012 Salary.  The salary level for each NEO was established by the Compensation Committee after its consideration of advice from its compensation consultant, the CEO’s input (other than for himself) and benchmark data for equivalent positions in the Key Company Group.

Annual Performance-Based Variable Compensation

Objectives	Key Features

Motivate and appropriately reward executives for the delivery of strong business results without encouraging excessive risk taking.

Drive desired short term business performance and increase total shareholder return.

Deliver pay commensurate with performance: results that are significantly greater than target goals are rewarded with well-above target payout levels, and performance not meeting minimum threshold expectations reduces the payout to zero.

Financial Goals:  Awards determined based on Company performance against challenging but achievable, pre-established financial goals. Capped at 2 times the target compensation regardless of actual performance against the goals.

Non-Financial Goals:  The Compensation Committee may make an adjustment to the payout earned in respect of financial goals of up to plus or minus 35 percentage points, based on the Committee’s subjective assessment of performance against established non-financial goals.

Individual Performance:  The Compensation Committee may adjust each NEO’s performance-based variable compensation (calculated on performance against financial and non-financial goals described above). The adjustment may range from zero to 1.5 times the payout.

Other Features:

There is no minimum guaranteed award for any executive.

The Company uses criteria comparable to those identified above to determine the performance-based variable compensation that is awarded to all eligible employees.

Annual Performance-Based Variable Compensation Opportunity for 2012

In December 2011, the 2012 target for each NEO (meaning the amount of variable compensation, expressed as a percent of salary, that would be earned for 100% achievement of the performance goals) was established by the Compensation Committee primarily from its consideration of the benchmark data for equivalent positions in the Key Company Group. The target level for each NEO ranged from 80% to 150% of salary.

For 2012, the Compensation Committee selected three financial measures of the Company’s corporate consolidated results that it determined were appropriate to meet its executive compensation objectives: net income, sales, and working capital as a percentage of sales. Sales and net income are generally measured in accordance with GAAP subject to certain adjustments that the Compensation Committee approves. Consistent with pre-established variable compensation plan design, the Compensation Committee may adjust financial results based upon unforeseen factors that it deems extraordinary, non-recurring or otherwise properly modified, excluded or included. Working capital is defined as trade receivables, inventory and payables, excluding non-operating items such as deferred taxes and pensions. To enhance management’s focus on the delivery of profitable growth and thereby further align executives’ and shareholders’ interests, the Compensation Committee determined that net income would be weighted at 50%, and sales and working capital as a percent of sales would be weighted at 25% each.

Factors considered in assessing the challenge inherent in setting the minimum (“threshold”), target and maximum financial performance goals for each financial measure included:

—	management’s operating plan, including expected year-over-year changes in performance,

—	macro-economic trends and outlooks in each of the countries in which the Company operates,

—	currency exchange trends and outlook,

—	expected 2012 industrial gases industry peer performance and that of the broader S&P 500,

—	shifts in key customer markets, and

—	expected contribution from contracts already awarded and decisions or actions already made or taken.

The Compensation Committee also established those non-financial elements that were considered most important to long term sustainable success and established annual non-financial goals with respect to those elements. These included:

—	strategic positioning of the business for long term performance,

—	consideration of macroeconomic or other external factors and performance relative to peers,

—	maintenance of industry leading return on capital and project execution goals,

—	safety and environmental performance including zero fatalities and sustained improvement in safety rates, and performance in sustainable development,

—	people development including strengthening a globally diverse leadership pipeline,

—	demonstrated organizational capabilities in productivity, and

—	global controls and compliance initiatives, programs and training.

2012 Annual Performance-Based Variable Compensation Results and Payout

Financial Performance. Strong growth in the Company’s North American businesses was offset in part by economic conditions in Europe and Brazil, and by the negative currency translation impact of a significantly stronger U.S. dollar against most major currencies. As a result, the Company partially met the variable compensation plan financial targets for sales and net income growth which resulted in a payout below target for these components of the plan.

The sales target was set at 4% growth from the base 2011 sales of $11,252 million. Sales for 2012 totaled $11,435 million, or 2% more than the base but 2% less than target. The 2012 sales reflected certain adjustments for the effects of changes in foreign exchange rates and raw materials pass-throughs as provided for in the variable compensation plan.

The net income growth target was set at 6% growth from the base 2011 non-GAAP net income of $1,666 million. Net income growth of 2% was achieved which includes certain adjustments for foreign exchange as provided for in the variable compensation plan.

The working capital as a percentage of sales target goal was set at 12.4%, and the actual results achieved were better than the target.

The table below shows for each financial performance measure, the Company’s 2012 target financial goals set by the Compensation Committee that would earn a payout of 100% of target compensation, as well as the performance achieved.

Financial Measure	2011 Base (millions)	2012 Target Goals (millions)	Growth Required for Target	2012 Performance (millions)	Growth Achieved
Sales	$11,252	$11,676	4%	$11,435	2%
Net Income	$ 1,666	$ 1,757	6%	$ 1,697	2%
Working Capital as % of Sales	12.2%	12.4%	n/a	12.0%	n/a

The Compensation Committee engaged the Company’s internal audit department to verify that the Company’s performance against the pre-established corporate consolidated financial measures was properly determined for 2012 performance-based variable compensation. The report of the internal auditors confirmed to the Compensation Committee that such performance was properly determined.

Non-Financial Performance.  In addition to determining performance against financial measures, the Compensation Committee determined that the Company’s performance with respect to the pre-established non-financial goals was favorable, and consequently, should be a strong positive factor in determining performance-based variable compensation. For example, the Compensation Committee noted that the Company:

(i)	capitalized on energy sector growth, sustained considerable cost reductions for a fourth year, continued geographic expansion into emerging markets, and expanded its product line portfolio,

(ii)	maintained industry-leading return on capital, and delivered on project execution objectives,

(iii)	was selected for the Dow Jones Sustainability World Index for the tenth year in a row, and increased the operational linkage between productivity and sustainability,

(iv)	expanded activities to develop a globally diverse talent pool at all levels within the organization including senior leadership,

(v)	maintained a satisfactory safety record, while recognizing the need for improvement, and

(vi)	operated without regulatory or enforcement actions initiated in 2012 in the Foreign Corrupt Practices Act or anti-trust areas.

The Compensation Committee applied a positive adjustment of 25 percentage points, out of a possible plus or minus 35 points, to the variable compensation payout in recognition of the Company’s performance relative to the non-financial goals.

Individual Performance.  The Compensation Committee may make a positive or negative adjustment to each NEO’s performance-based variable compensation based on its evaluation of individual performance, determined with reference to one or more of the qualitative factors described below. The Compensation Committee takes into consideration the CEO’s recommendations for the adjustment appropriate for each NEO. In evaluating individual performance, the Compensation Committee considers various qualitative factors relating to each NEO, examples of which may include the NEO’s performance in his principal area of responsibility and the degree to which the Compensation Committee wishes to reward such performance and the NEO’s exhibition of the values and competencies that are important to the success of the Company.

Adjustments were made to the payouts of each NEO based upon his individual performance in 2012. The Compensation Committee did not find it practical, nor did it attempt, to assign relative weights to any individual factors or subject them to pre-defined, rigid formulas, or set financial or other objective goals related to personal performance, and the importance and relevance of specific factors varied for each NEO. In 2012, none of these factors individually, nor any combination of them collectively, had any material impact on the total annual compensation for any NEO; nor was there any material variation in individual performance adjustments among the NEOs.

Performance-Based Variable Compensation Illustration.  To illustrate how the Compensation Committee calculated 2012 performance-based variable compensation awards under the Variable Compensation Plan, assume the following hypothetical example:

—	The NEO’s base salary was $500,000 and target performance-based variable compensation was 85% of base salary;

—	the Company achieved below target performance for two of the three financial measures rendering a financial payout result of 80 percentage points;

—	the Compensation Committee determined that the Company’s achievement of non-financial goals supported a positive adjustment of 25 percentage points; and

—	the Compensation Committee made an upward adjustment of 10 percentage points to the NEO’s performance-based variable compensation based upon his individual performance.

The NEO’s performance-based variable compensation would have been $490,875 calculated as follows:

$500,000	base salary
x 85%	target variable compensation
$425,000
x 105%	80% financial plus 25% non-financial performance
$446,250
x 110%	individual performance adjustment
$490,875	total payout

Adjustment of Payout Under Section 162(m) In December 2011, the Compensation Committee identified participants and established an upper limit on performance-based variable compensation that could be paid to NEOs for 2012 under the shareholder-approved “Praxair, Inc. Plan for Determining Awards under Section 162(m)” (the “162(m) Plan”) based upon budgeted net income performance. In January 2013, the Compensation Committee certified the Net Income earned and the maximum performance-based variable compensation awards available to each NEO under the 162(m) Plan. It then exercised its downward discretion to adjust the actual payments to a level it deemed appropriate for each NEO according to the methodology described above.

Equity Awards

Objectives	Key Features

Assure a strong alignment of NEOs and shareholders’ interests.

Incent and reward sustained performance, providing an equity mix that has a balance of medium-term and long-term performance incentives and rewards.

Enhance long term shareholder value via improvements in earnings per share (“EPS”), return on capital (“ROC”) and stock appreciation.

Attract and promote long term retention of executive talent.

Regular equity award grants are a mix of stock options and performance share unit awards (each being 50% of the total equity target value for 2012, but beginning in 2013, stock options comprise 40% of the equity target value and performance share units comprise 60% of the target value).

Date of annual equity grants is uniformly set in advance as the date of the Board’s regular February meeting.

Stock options material terms:

•    Exercise price is fixed at 100% of the closing market price on date of grant.

•    Vest in equal annual tranches over three years and expire after ten years.

•    Repricing is prohibited without shareholder approval.

•    NEOs must hold all shares obtained from exercise, net of taxes and exercise price, unless the stock ownership requirement is met.

Performance share units material terms:

•  Vest if pre-established performance goals are attained:

•    For grants in 2012, cumulative EPS growth over a 3-year performance period, and

•    For grants made beginning in 2013, a portion based upon cumulative EPS growth and a portion based on average annual after-tax ROC attained, each over a 3-year performance period.

•  Pay no dividends nor accumulate dividend equivalents prior to vesting.

•  If vested, payment of shares will range from 50% to 150% of the individual’s “target” number of units (200% maximum for grants made beginning in 2013).

•  If performance goal is not met, the award will be forfeited; however, for EPS targeted units, if the threshold is not met as a result of materially adverse and unforeseen market conditions beyond the control of the Company and the Company’s EPS growth exceeds the average cumulative growth in operating earnings of the companies included in the Materials Sector of the S&P 500 index for the same performance period, payout will be 50% of “target” unless the Compensation Committee determines that no payment should be made.

•  NEOs must hold all after-tax shares derived from vested awards until the stock ownership requirement is met.

2012 Equity Awards. The Compensation Committee determined that stock options continue to present an appropriate balance of risk and reward in that stock options have no value unless the Company’s stock price increases above the option exercise price. It considered that the opportunity for leveraged appreciation from growth in shareholder value over the ten-year grant term encourages long term decision-making. The Compensation Committee also noted that the Company’s historical record of strong stock price performance results in the Company’s executives placing high value on stock options as a compensation vehicle.

The Compensation Committee recognized that performance share unit awards can provide appropriate reward to executives for performance while also mitigating some of the impact of an economic downturn on the stock option portion of the annual awards. A three year performance period is believed to be an appropriate medium-term balance between the one-year performance-based variable compensation goals and the longer-term stock option share price growth goals.

For the 2012 equity grants, cumulative EPS growth continued to be considered an appropriate measure for the performance share unit awards as it is an indicator of how well the Company has grown shareholder value over time, is easily understood by executives and shareholders, and progress can be communicated quarterly. For the 2013 equity awards, performance share unit awards included a three-year cumulative EPS growth target for half of the value of the awards and a three-year average annual after-tax ROC target for the other half of the value of the awards. The addition of an ROC target reflects the importance of maintaining appropriate executive focus on achieving satisfactory returns on invested capital as the Company executes its future growth plans. Additionally, the Compensation Committee noted that the overlapping three-year performance periods that result from regular annual grants encourage management to focus on sustainable growth.

In December 2011, the target dollar value of 2012 equity awards for each NEO was established by the Compensation Committee primarily from its consideration of the benchmark data for equivalent positions in the Key Company Group. Other factors considered were each NEO’s experience, relative responsibility, expected performance and retention goals. The Compensation Committee did not deem relevant the number or value of equity awards then held by NEOs or the amount of previous gains realized by NEOs from exercises of options, the vesting of performance share units and restricted stock units, or in Mr. Angel’s case, the vesting of previously-granted restricted stock. The Compensation Committee determined to use stock options to deliver 50% of the target dollar value and performance share units to deliver the remaining 50%. For the 2013 equity awards granted in February 2013, stock options delivered 40% of the target dollar value and performance share units delivered the remaining 60%.

In January 2012, using the target dollar values for equity amounts established in December 2011, the Compensation Committee determined the actual number of stock options and performance share units to grant to each NEO. A Black-Scholes Valuation model was used in determining the number of stock options granted and the market price of the Company’s common stock was used in determining the number of performance share units granted.

Also in January 2012, the Compensation Committee established February 28, 2012 as the grant date for NEOs’ and other eligible employees’ option and performance share unit awards, coinciding with the Board’s scheduled meeting date, ensuring a reasonable interval would exist between the Company’s public release of 2011 earnings results in late January 2012 and the grant date upon which the exercise price of the options was set.

In July 2012, the Committee granted a restricted stock unit award of 20,000 units to Mr. Telesz in order to provide him with a long-term retention incentive. The award will vest in two installments of 10,000 shares each on August 31, 2022 and August 31, 2027 so long as Mr. Telesz remains continuously employed by the Company on those dates. Further details about the grant are set forth in the Executive Compensation Tables.

2010-2012 Performance Share Unit Payout. In February 2010, the Compensation Committee approved grants of performance share units with payouts that were subject to the Company’s achieving a cumulative EPS growth goal for the 2010-2012 performance cycle, as shown in the table below. In January, 2013, the Compensation Committee determined that a payout equal to 136.2% of the target number of performance share units granted had been earned under a pre-established formula, as the three-year cumulative EPS growth of 39.6% exceeded the target growth rate. The earned performance share units vested in February 2013 and were converted to shares and distributed.

2010-2012 Cumulative EPS Growth Targets

Target	Maximum	Actual	Payout as % Target
25%	45%	39.6%	136.2%

Benefits Available to Executive Officers

The Company makes available to NEOs essentially the same benefit plans generally available to other U.S. employees, and also provides to them limited perquisites and personal benefits.

Health, Welfare and Retirement Plans

Objectives	Key Features

Provide competitive benefits that attract executive talent and promote employee health and well being.

Provide opportunity for retirement income accumulation, including opportunities to “invest in” Company stock.

Encourage long term service.

Tax-Qualified Pension Plan:

•  The Company maintains a tax-qualified pension plan for eligible U.S. employees, including the NEOs.

Supplemental Retirement Income Plan:

•  Maintained for the primary purpose of providing retirement benefits that would otherwise be paid to U.S. employees under the tax-qualified pension plan but for the application of certain limitations under federal tax law.

•  Incremental benefits paid under the supplemental plan are calculated in the same manner as the underlying tax-qualified pension plan.

•  Only base salary and annual variable compensation awards are considered in pension calculations.

401(k) Plan:

•  For U.S. employees, contributions to the plan are voluntary and may be invested in various funds, including the Company’s stock fund.

Deferred Compensation:

•  U.S. employees eligible to participate in the Variable Compensation Plan, including the NEOs, may participate in the plan.

•  Contributions to the plan are voluntary and represent compensation already earned by the participant.

•  Employees may choose to invest in Company stock equivalent units and receive Company stock in payment of deferred amounts.

•  No above-market earnings are payable on deferred compensation.

Other Plans:

•  Medical plan, dental plan, short and long term disability, life insurance, relocation and vacation programs.

From time to time, the Compensation Committee may approve certain benefit plan adjustments to be applied to a NEO when it is in the best interests of the Company such as to facilitate the recruitment of an executive. Any such adjustments for any NEO are disclosed in the tables in this Proxy Statement or their related footnotes or narratives.

The Compensation Committee, with the advice of its independent consultant, has in the past approved certain additional retirement benefits for certain executives, including additional service credits for Mr. Angel and minimum retirement benefits and other enhanced retirement benefits for Mr. Breedlove. These benefits were provided in order to attract these executives to the Company by compensating them for benefits lost upon departure from their previous employer and/or to provide an additional retention incentive. Also described in the 2012 Pension Benefits Table included below are certain adjustments for Mr. Menezes related to his service in Brazil which adjustments are generally available to all similarly situated employees.

Perquisites and Personal Benefits

Objective	Key Features
Provided for limited and specifically defined business purposes.

The Compensation Committee reviews items that could be construed as perquisites or personal benefits for each NEO.

No “tax gross-up” is permitted for any executive officer perquisite or personal benefit unless such gross-up is available to employees generally.

The Company’s internal audit department performs an annual audit of executive officer expense reports for compliance with Company policies and the independent auditors review that work.

Severance and Change-in-Control Arrangements

The Company has entered into executive severance compensation agreements with certain senior executives, including NEOs. The Compensation Committee determined that these arrangements are generally comparable to those provided by companies in the chemicals industry and provide a legitimate and reasonable benefit to the Company and its shareholders. The Company also maintains a severance plan that provides certain benefits to eligible employees, including NEOs, in connection with certain Company-initiated terminations. During 2012, the Compensation Committee amended the severance compensation agreements to eliminate Praxair’s obligation to make an excise tax gross-up payment in connection with the officer’s receipt of benefits in excess of those permissible under applicable federal tax rules. See the more detailed discussion under the section captioned “Potential Payments Upon Termination or Change-in-Control” in this proxy statement.

Severance and Change-in-Control Arrangements

Objectives	Key Features

Provide temporary income following an involuntary termination of employment.

Encourage retention of executives for continuity of management, and to keep executives focused on performing their duties in the event of a change-in-control or if the Board considers strategic transactions including a change-in-control.

Severance Plan:

•  All full-time U.S. employees, including NEOs are eligible.

•  Upon a without-cause termination, maximum payment is generally limited to 26 weeks of base pay, calculated based upon length of service and salary rate at time of termination.

•  The Company retains the discretion to pay severance in excess of the limit in appropriate cases.

•  No severance payout and a forfeiture of unvested equity required upon a for-cause termination.

Change-in-Control Arrangements:

•  Double trigger is required for payments (requires both change-in-control and termination of employment).

•  Termination must be by the Company other than for cause or by executive with “good reason” and within 2 years of the change-in-control.

•  No reimbursement of excise taxes and no “tax gross-ups” payments.

•  For post-2009 agreements, lump sum payout equals 2 times salary plus target variable compensation.

As a condition of entering into the agreements, each NEO is required to enter into a Nondisclosure, Nonsolicitation and Noncompetition Agreement under which the NEO agrees not to:

•  Disclose Company confidential information both during and after termination of his or her employment with the Company.

•  Solicit the Company’s customers and employees for a period of two years following the NEO’s termination of employment with the Company for any reason.

•  Engage in any activities that compete with those of the Company for a period of two years following the NEO’s termination of employment.

The Compensation Committee considers the total payments and benefits that could be received by each NEO under various employment termination events, including retirement, voluntary resignation, and termination by the Company, including following a change-in-control of the Company. The Compensation Committee has concluded that the amounts that could be received are appropriate to each NEO’s circumstances.

Other Compensation Policies and Considerations

Say-on-Pay Shareholder Voting Results. In 2012, a non-binding shareholder advisory vote on NEO compensation was held in order to comply with the Dodd-Frank Act and to provide timely feedback to the Board and the Compensation Committee regarding the Company’s executive compensation programs. At the 2012 annual meeting, 95% of the votes cast were in favor of the proposal to approve the compensation of the NEOs as disclosed in the 2012 proxy statement. The Compensation Committee believes that this result affirms its view that the Company’s NEO compensation program is satisfactory to shareholders.

Stock Ownership, Shareholding Requirements, Hedging, and Pledging. In order to align executives’ interests with shareholder interests, the Compensation Committee has established a stock ownership policy for NEOs (see disclosure on details of this policy in the Corporate Governance and Board Practices section of this Proxy Statement under the caption “Executive Stock Ownership Policy”). NEOs may comply with this policy by acquiring Company stock or stock-equivalent units through equity incentive grants, as well as through the Company’s Compensation Deferral Program, 401(k) Plan, Dividend Reinvestment and Stock Purchase Plan and through other personal investments. Under the Company’s Stock Ownership Policy, unless the stock ownership level is met, an executive officer may not sell any of his/her holdings of Company stock, and must hold all shares acquired after tax upon vesting of performance share units or restricted stock units and shares acquired upon an option exercise net of shares used to pay taxes and/or the option exercise price. An executive officer may not engage in hedging transactions related to Company stock that would have the effect of reducing or eliminating the economic risk of holding Company stock. In addition, no executive officer may pledge or otherwise encumber any of his or her Praxair stock without first obtaining the Company’s approval, and any such pledged shares do not count towards the executive officer’s stock ownership requirement. As of the date of this Proxy Statement, no executive officer has pledged shares, and each NEO has met or exceeded his ownership requirement or is within the time permitted to meet the required share ownership.

The Compensation Committee reviewed 2012 stock transactions by executive officers and their year-end holdings to ensure that executives were compliant with the stock ownership policy, including the policy’s anti-hedging provisions, and inspection for improper dispositions back to the Company or other self-dealing. Based on this review, the Compensation Committee determined that the equity incentives previously granted to NEOs continue to be used appropriately.

Recapture Clawback Policy. The Compensation Committee has adopted a policy for the recapture of annual performance-based variable compensation payouts, equity grants and certain equity gains in the event of a later restatement of financial results. Specifically, if the Board, or an appropriate committee thereof, has determined that any fraud by any elected officer of the Company materially contributed to the Company having to restate all or a portion of its financial statement(s), the Board or committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including consideration of fairness and equity. Among those remedies, the Board or committee, to the extent permitted by applicable law, may require reimbursement of any performance-based cash, stock or equity-based award paid or granted to, or gains realized by (such as through the exercise of stock options or sale of equity securities), any or all elected officers of the Company, if and to the extent that:

(a)	the amount of such cash, stock or equity-based award was calculated based upon, or realized gain can reasonably be attributed to, certain financial results that were subsequently reduced due to a restatement, and
(b)	the amount of the cash, stock or equity-based award, or gain that would have been paid or granted or realized, would have been lower than the amount actually paid or granted or realized.

Tax and Accounting. Under Internal Revenue Code Section 162(m), the Company may not take a tax deduction for compensation paid to any NEO (other than the Company’s CFO) that exceeds $1 million in any year unless the compensation is “performance-based.” While the Compensation Committee endeavors to structure compensation (including performance-based variable compensation as discussed above) so that the Company may take a tax deduction, it does not have a policy requiring that all compensation must be deductible and it may, from time to time, authorize compensation that is not tax deductible. Accounting treatments were reviewed but did not impact the selection and design of equity and equity-related compensation for 2012, although all such grants were made in such a manner as to not require liability accounting treatment.

EXECUTIVE COMPENSATION TABLES

The tables below present compensation information for NEOs and include footnotes and other narrative explanations important for your understanding of the compensation information in each table. The Summary Compensation Table summarizes key components of NEO compensation for 2012, 2011 and 2010. The tables following the Summary Compensation Table provide more detailed information about the various types of NEO compensation for 2012, some of which are included in the Summary Compensation Table. The final table provides information regarding compensation that NEOs would receive when their employment with the Company terminates under various circumstances or in connection with a change-in-control.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All other Compensation ($)(5)	Total ($)
Stephen F. Angel, Chairman, President & Chief Executive Officer	2012	1,190,000	4,126,484	4,130,694	2,365,234	5,807,000	161,783	17,781,195
	2011	1,145,000	3,712,760	3,862,854	3,567,315	6,186,000	173,098	18,647,027
	2010	1,083,750	3,087,000	2,568,232	3,105,000	5,320,000	162,660	15,326,642
James S. Sawyer, Executive Vice President & Chief Financial Officer	2012	608,500	937,743	938,842	609,559	1,529,000	21,963	4,645,607
	2011	590,000	954,197	992,736	992,554	1,677,000	21,216	5,227,703
	2010	568,750	952,331	674,186	851,120	1,103,000	20,491	4,169,878
Scott E. Telesz, Executive Vice President	2012	542,000	2,405,257	751,091	537,198	51,000	38,945	4,325,491
	2011	526,250	730,032	759,203	836,109	40,361	36,458	2,928,413
	2010	362,841	1,199,805	0	793,100	10,639	399,904	2,766,289
Eduardo F. Menezes, Executive Vice President(6)	2012	493,750	750,504	751,091	511,634	2,062,000	18,516	4,587,495
	2011	462,500	730,032	759,203	745,152	1,845,000	17,344	4,559,231
James T. Breedlove Senior Vice President, General Counsel & Secretary(6)	2012	501,250	629,805	630,406	488,839	319,000	24,629	2,593,929

(1)  Amounts reported are actual salaries paid for the calendar year and include adjustments to base salary rates if applicable. Base salary adjustments are typically effective April 1 of each year.

(2)  These amounts were not paid in 2012 but rather are the full grant date fair value of equity awards made for each year as determined under accounting standards related to share-based compensation. The Stock Awards amounts are the values for performance share unit grants made to each NEO in each of the years valued at the target number of shares granted. The Option Awards amounts are the values for options granted in each of the years. The maximum payout values of the performance share unit awards (based upon the price per share used to compute the full grant date fair values in the table above) are: Mr. Angel: $6,189,726, $5,569,140, and $4,630,536 for 2012, 2011 and 2010, respectively; Mr. Sawyer: $1,406,615, $1,431,341, and $1,215,562 for 2012, 2011 and 2010, respectively; Mr. Telesz: $1,125,705 and $1,095,048 for 2012 and 2011 respectively; Mr. Menezes: $1,125,705 and $1,095,048 for 2012 and 2011 respectively; and Mr. Breedlove: $944,655 for 2012. In addition, for 2010 the Stock Awards amounts include the value of one-time grants of restricted stock units made to Messrs. Sawyer in 2010 and a restricted stock unit grant to Mr. Telesz made as an inducement for him to join the Company as a senior executive in 2010. The 2012 Stock Awards amounts include the value of a one-time grant of restricted stock units made to Mr. Telesz to provide a long-term retention incentive (see the discussion in Footnote (6) to the 2012 Grants of Plan-Based Awards Table below). The assumptions used in computing the Option Awards and Stock Awards amounts are included in Note 15 to the Company’s 2012 financial statements in the 2012 Form 10-K and Annual Report.

The amounts shown in the Stock Awards and Option Awards columns are subject to vesting and performance conditions that may or may not result in actual payouts in future years. In addition, a stock option has value only if the Company’s stock price increases above the option exercise price (an “in-the-money” option). If a NEO exercises an in-the-money option, he would then realize an actual gain. Any gain actually realized for options exercised in 2012, and the restricted stock units and restricted stock that vested in 2012 and the value realized upon vesting, are reported in the “2012 Option Exercises and Stock Vested” table below.

(3)  In 2012, 2011 and 2010, the Company achieved certain financial and non-financial goals that the Compensation Committee set under the Company’s Variable Compensation Plan. Therefore, the Compensation Committee awarded each NEO performance-based variable compensation payments in February 2013 (for 2012 performance), February 2012 (for 2011 performance), and February 2011 (for 2010 performance). These amounts are reported as “Non-equity Incentive Plan Compensation.” See the detailed description of the Variable Compensation Plan in the preceding CD&A under the caption “Annual Performance-Based Variable Compensation.”

(4)  Amounts in this column are the annual increase in actuarial present value of retirement benefits payable under the Company’s Pension Program. A significant portion of the increases in value is related to a reduction in discount rates. These amounts were not actually paid to any NEO. See the detailed description of the Pension Program and how these amounts are calculated under “Change in Pension Value” below and under “Additional Information Regarding 2012 Pension Benefits Table.” The total pension present value accrued for each NEO through 2012 under the Company’s Pension Program is disclosed in the 2012 Pension Benefits Table.

No amounts accumulated under the Company’s Compensation Deferral Program earn above market or “preferential” interest or other earnings; therefore, no earnings are included in this column.

(5)  The amounts in this column include Company matching contributions to the Company’s 401(k) Savings Plan and Company contributions to the Compensation Deferral Program described under the “2012 Nonqualified Deferred Compensation” table below. Company plan contributions in 2012 were: $35,250 for Mr. Angel; $13,444 for Mr. Sawyer; $14,600 for Mr. Telesz; $9,141 for Mr. Menezes; and $12,563 for Mr. Breedlove. This column also includes any perquisites or personal benefits that exceeded $10,000 for any NEO during 2012, valued at the Company’s incremental costs. Such perquisites or personal benefits were: (1) financial planning services provided to Messrs. Angel and Telesz and (2) $106,075 for Mr. Angel’s personal use of corporate aircraft. For reasons of security and time management, the Board requires the Chief Executive Officer to use the Company’s corporate aircraft for personal use as well as business travel. The aircraft is available for the Company’s use through a time-share arrangement. The Company pays a fixed time-share charge for the right to use the aircraft, and a per-trip charge. The Company calculates the incremental aircraft costs for Mr. Angel’s personal use as the full amount of those per-trip charges attributable to his personal use. The fixed time-share charge is not included as an incremental cost, as the Company must pay this amount even if Mr. Angel does not use the aircraft for personal travel. Consistent with Company policy, NEOs were not reimbursed for any taxes due based on the imputed value of Company-provided perquisites or personal benefits not generally available to all employees. In addition, the Company pays for or provides executive officer travel, lodging and related expenses incurred in connection with attending Company business related events, including Board meetings (including the expenses related to the attendance of spouses if they are specifically invited for appropriate business purposes), and may provide use of Company chartered aircraft if available. No amounts are reported in the table for these business expenses. The Company also maintains certain country club memberships for business entertainment purposes which memberships, by club rules, must be in an executive’s name. By Company policy, reimbursement of club costs is authorized only when membership and use of the club facilities are judged to be important to the conduct of the Company’s business. Since no NEO made personal use of these club memberships during 2012, no amounts are reported in the table.

(6)  Because Mr. Menezes became a NEO for the first time in 2011, only 2012 and 2011 compensation information is provided for him. Because Mr. Breedlove was not an NEO in 2010 and 2011, only 2012 compensation information is provided for him.

Change in Pension Value. In connection with his recruitment to the Company in 2001, and in order to provide him with a retention incentive, the Company agreed to provide Mr. Angel with additional credit under the Company’s Supplemental Retirement Income Plans (collectively referred to as the “SRIP”). Effective January 1, 2011, Mr. Angel received an additional credit under the SRIP for 10 years of service that he had with his prior employer, General Electric Company. He also will receive credit under the SRIP for an additional 11.64 years of General Electric service on January 1, 2016 if he remains continuously employed with the Company until that date. If Mr. Angel is terminated for cause, he will not be granted any additional service credit for any purpose and will forfeit any additional service previously credited. If he is involuntarily terminated other than for cause, dies or there is a change-in-control of the Company (as defined in the Severance Agreements described below under the caption “Potential Payments Upon Termination or Change-in-Control”) on or before December 31, 2015, the full additional 11.64 years’ service credit would be accelerated to the effective date of the event. If he becomes disabled, service credit will continue to accrue according to the terms of the Company’s Pension Program, plus the additional 11.64 years of service credit on January 1, 2016.

Under financial accounting rules, the Company is recognizing, as an accrued pension liability, the additional years of service credit that Mr. Angel may receive under the SRIP over the course of his anticipated years of service. The change in pension value shown in the Summary Compensation Table above includes this ratable accrual. For 2012, 2.32 years of service credit is included, of which 1.32 years is related to the arrangement noted above. The change in pension value related to 1.32 extra years’ service credit is $2,769,493 including a 0.80% decrease in the discount rate. An additional $1,115,294 is directly related to the change in the discount rate as applied to the pension value for the benefit Mr. Angel accrued under the general terms of the Company’s Pension Program. This interest rate reduction also impacts the calculations of all participants in the Pension Program’s Traditional Design component, including NEOs. See the 2012 Pension Benefits described below.

2012 GRANTS OF PLAN-BASED AWARDS

The following table provides more detailed information regarding the 2012 Non-Equity Incentive Plan Compensation, Stock Awards and the Option Awards reported in the Summary Compensation Table above. The 2012 option grants and performance share unit awards reported in the table below were made under the 2009 Praxair, Inc. Long Term Incentive Plan. Options and performance share units granted to NEOs are made on substantially the same terms as grants to all other eligible employees. For additional information regarding the material terms of these grants, see the CD&A under the caption “Equity Awards.” Treatment of equity awards upon termination of employment is described in the “Potential Payments Upon Termination or Change-in-Control” section below under the caption “Equity Awards.”

			Estimated Possible Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Compen- sation Committee Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Stephen F. Angel

Variable Cash Compensation(2)			0	1,785,000	6,292,125

Performance Share Units(3)	2/28/2012	1/23/2012				0	40,000	60,000				4,126,484

Stock Options(4)	2/28/2012	1/23/2012								236,510	109.68	4,130,694
James S. Sawyer

Variable Cash Compensation(2)			0	547,650	1,930,467

Performance Share Units(3)	2/28/2012	1/23/2012				0	9,090	13,635				937,743

Stock Options(4)	2/28/2012	1/23/2012								53,755	109.68	938,842
Scott E. Telesz

Variable Cash Compensation(2)			0	460,700	1,623,967

Performance Share Units(3)	2/28/2012	1/23/2012				0	7,275	10,912				750,504

Stock Options(4)	2/28/2012	1/23/2012								43,005	109.68	751,091

Restricted Stock Units (6)	7/24/2012	7/24/2012							20,000			1,654,753

Eduardo F. Menezes

Variable Cash Compensation(2)			0	419,687	1,479,398

Performance Share Units(3)	2/28/2012	1/23/2012				0	7,275	10,912				750,504

Stock Options(4)	2/28/2012	1/23/2012								43,005	109.68	751,091

James T. Breedlove

Variable Cash Compensation(2)			0	401,000	1,413,525

Performance Share Units(3)	2/28/2012	1/23/2012				0	6,105	9,157				629,805

Stock Options(4)	2/28/2012	1/23/2012								36,095	109.68	630,406

(1)  On January 23, 2012 the Compensation Committee approved the total number of stock options and target performance share units to be allocated among all eligible employees and specifically approved the stock options, and target performance share units to be granted to NEOs and all other executive officers. The Compensation Committee set February 28, 2012 as the actual grant date of these awards. For a more detailed description of the Compensation Committee’s equity grant practices, see the CD&A under the caption “Equity Awards.”

(2)  The actual amount of performance-based variable compensation paid in February 2013 for 2012 performance is shown in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column for 2012. The amounts shown in these columns in the table above are the range of potential 2012 payments that could have been made under the Company’s Variable Compensation Plan in accordance with the performance criteria determined by the Compensation Committee. Target amounts are expressed as a percent of each NEO’s salary, assuming achievement of 100% of Company financial goals. The Maximum amounts are the maximum payments that could be made. However, payout at the maximum has never been attained. For more information, see the explanation in the CD&A under the caption “Annual Performance-Based Variable Compensation.”

(3)  These are the threshold, target and maximum number of shares that may be earned under performance share unit awards made in February 2012. See the further description set forth in the CD&A under the caption “Equity Awards” for more information about the performance share unit awards.

(4)  These are the number of shares underlying stock option grants made in February 2012. See the explanation set forth in the CD&A under the caption “Equity Awards” for more information about the stock option grants.

(5)  The amounts in this column are the full grant date fair values of the performance share unit awards (valued at the target number of shares granted) and the stock option grants made in 2012, calculated in accordance with accounting standards related to share-based compensation. These amounts are neither paid to any NEO nor equal to the amounts recognized by the Company as compensation expense in 2012 under accounting standards related to share-based compensation.

(6)  The Compensation Committee granted this restricted stock unit award to Mr. Telesz on July 24, 2012 in order to provide a long-term retention incentive to him. The award vests in two installments of 10,000 shares each on August 31, 2022 and August 31, 2027 if Mr. Telesz remains continuously employed by the Company as of those dates. The award will immediately vest as to 10,000 shares if Mr. Telesz’s employment with the Company terminates prior to August 31, 2027 by reason of his death or disability. Further, if prior to August 31, 2027, his employment is terminated by action of the Company other than for cause, 5,000 shares of the award will immediately vest. If a replacement award (as defined in the 2009 Plan) of equal value is made to Mr. Telesz in connection with a change-in-control of the Company, the vesting of the award will not accelerate upon the change-in-control.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows each NEO’s outstanding stock option grants and unvested performance share and restricted stock unit awards at the end of 2012. For each outstanding option grant, the table shows the option shares that have vested (or that are “Exercisable”) and those not yet vested (or that are “Unexercisable”). The material terms of the 2012 option grants and performance share unit awards reported in the table below are described under the caption “Equity Awards” in the CD&A. The material terms of the option grants and performance share unit grants made prior to 2012 that were outstanding at December 31, 2012 are substantially the same as those described for the 2012 grants, and the terms of outstanding restricted stock units are described in footnote (2) to the table below. Treatment of equity awards upon termination of employment is described in the “Potential Payments Upon Termination or Change-in-Control” section below under the caption “Equity Awards.”

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Un- exercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Stephen F. Angel	65,600	0	0	53.980	2/28/2006	2/29/2016	0	0	139,556	15,274,404
	308,300	0	0	61.470	2/27/2007	2/27/2017
	195,200	0	0	83.890	2/26/2008	2/26/2018
	281,510	0	0	60.290	2/24/2009	2/24/2019
	136,426	68,214	0	76.160	2/23/2010	2/23/2020
	72,725	145,450	0	97.840	2/22/2011	2/22/2021
	0	236,510	0	109.680	2/28/2012	2/28/2022
James S. Sawyer	37,447	0	0	83.890	2/26/2008	2/26/2018	667	73,003	35,002	3,830,369
	27,067	0	0	60.920	2/24/2009	2/24/2019
	17,907	17,907	0	76.160	2/23/2010	2/23/2020
	18,690	37,380	0	97.840	2/22/2011	2/22/2021
	0	53,755	0	109.680	2/28/2012	2/28/2022
Scott E. Telesz	14,293	28,587	0	97.840	2/22/2011	2/22/2021	30,001	3,283,609	15,205	1,664,187
	0	43,005	0	109.680	2/28/2012	2/28/2022
Eduardo F. Menezes	23,000	0	0	44.250	2/22/2005	2/22/2015	500	54,275	20,884	2,285,754
	25,000	0	0	53.980	2/28/2006	2/29/2016
	25,000	0	0	61.470	2/27/2007	2/27/2017
	16,000	0	0	83.890	2/26/2008	2/26/2018
	31,130	0	0	60.920	2/24/2009	2/24/2019
	13,073	6,537	0	76.160	2/23/2010	2/23/2020
	14,293	28,587	0	97.840	2/22/2011	2/22/2021
	0	43,005	0	109.680	2/28/2012	2/28/2022
James T. Breedlove	39,300	0	0	83.890	2/26/2008	2/26/2018	500	54,275	23,239	2,543,509
	44,120	0	0	60.920	2/24/2009	2/24/2019
	23,306	11,654	0	76.160	2/23/2010	2/23/2020
	12,643	25,287	0	97.840	2/22/2011	2/22/2021
	0	36,095	0	109.680	2/28/2012	2/28/2022

(1)  Each stock option vests, or became fully vested, in three consecutive equal annual installments beginning on the first anniversary of the grant date.

(2)  These are the number of shares underlying unvested one-time restricted stock unit grants made in February 2010 to Messrs. Sawyer, Menezes and Breedlove. In addition, Mr. Telesz, was granted restricted stock units in April 2010 in connection with his joining the Company as a Senior Vice President, and in July 2012 as a long term retention incentive. The restricted stock unit awards made to Messrs. Sawyer, Menezes and Breedlove vest in consecutive equal annual installments over three years, beginning on the first anniversary of the grant date. The first third of Mr. Telesz’s 2010 restricted stock unit award became vested in 2012, and the remaining two thirds vest in equal installments on the fifth and seventh anniversaries of the award’s grant date. Mr. Telesz’s 2012 restricted stock unit award vests in two installments of 10,000 shares each on August 31, 2022 and August 31, 2027.

(3)  The market value reported in this column is the number of unvested restricted stock units granted times the closing price of the Company’s common stock on the NYSE of $109.45 per share on December 31, 2012.

(4)  The number of shares reported is the actual number of shares earned for the performance share units granted in February 2010, plus the target number of performance share units granted in February 2011 and 2012 The reported market value of these performance share units reflects the Company’s common stock price per share on the NYSE of $109.45 on December 31, 2012. The performance share units that were granted in February 2010 vested and paid out in February 2013 at 136.2% of target as discussed under the caption “Equity Awards” in the CD&A section of this Proxy Statement.

2012 OPTION EXERCISES AND STOCK VESTED

This table provides information about any stock options that were exercised or performance share units and restricted stock units that vested during 2012.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Stephen F. Angel	238,100	16,767,050	70,609	7,758,516
James S. Sawyer	0	0	21,037	2,311,659
Scott E. Telesz	0	0	4,999	568,986
Eduardo F. Menezes	0	0	8,307	912,858
James T. Breedlove	20,000	949,513	14,084	1,547,635

(1)  The option exercise value realized equals the (i) NYSE market price of the Company’s common stock at the time of the option exercise minus the option exercise price, multiplied by (ii) the option shares exercised. These amounts are before taxes.

(2)  The values represent (a) shares acquired pursuant to the partial vesting and payout in February 2012 of restricted stock unit awards made in February 2010, for Messrs. Sawyer, Menezes and Breedlove; (b) the vesting and payout in February, 2012 of performance share unit awards made in February 2009, for all NEOs except Mr. Telesz; and (c) the partial vesting of Mr. Telesz’s 2010 restricted stock unit award. The value of the shares is before taxes and equals the number of shares paid out multiplied by the NYSE market price of the Company’s common stock on the payout date.

2012 PENSION BENEFITS

The table below shows certain retirement benefit information under the Company’s Pension Program. This information is described more fully in the footnotes to the table and in the narrative after the table under the caption “Additional Information Regarding Pension Benefits Table.”

			Present Value of
		Number of Years of	Accumulated	Payments During Last
Name	Plan Name(1)	Credited Service (#)	Benefit ($)(2)	Fiscal Year ($)
Stephen F. Angel (3)	Praxair Pension Plan	12	462,000	0
	Supplemental Retirement Income Plan	27	25,864,000	0
James S. Sawyer (4)	Praxair Pension Plan	27	1,428,000	0
	Supplemental Retirement Income Plan	27	7,295,000	0
Scott E. Telesz	Praxair Pension Plan	3	25,000	0
	Supplemental Retirement Income Plan	3	77,000	0
Eduardo F. Menezes (5)	Praxair Pension Plan	27	939,000	0
	Supplemental Retirement Income Plan	27	5,430,000	0
James T. Breedlove (6)	Praxair Pension Plan	8	88,000	0
	Supplemental Retirement Income Plan	8	2,083,000	0

(1)  Messrs. Angel, Sawyer and Menezes participate in the Traditional Design component of the Pension Program and Messrs. Telesz and Breedlove participate in the Account-Based Design Component of the Pension Program.

(2)  See the narrative after the table for a description of the Present Value of Accumulated Benefit. The values for each plan listed above are additive.

(3)  The Praxair Pension Plan credited years of service for Mr. Angel represent his actual years of service with the Company. In connection with his recruitment to the Company in 2001, and in order to provide him with a retention incentive, the Company agreed to provide Mr. Angel with additional credit under the Company’s Supplemental Retirement Income Plans (collectively referred to as the “SRIP”). See “Change in Pension Value” below the Summary Compensation Table above for a more detailed description of the additional credits. When he retires from the Company, he will receive retirement benefits under the Company’s Pension Program based on his service with the Company and any additional service that the Company recognizes at his retirement date, less an offset for benefits he receives under the General Electric retirement plans. The values shown above include the effect of this offset. At the end of 2012, the present value of the accumulated benefit for Mr. Angel’s 11.67 years of actual years of service with the Company under the SRIP was $9,882,000. The present value of the accumulated benefit for Mr. Angel’s 21.67 years of services under the SRIP (which includes the first tier of his GE service) was $18,318,000.

(4)  In accordance with transition rules under Section 409A of the Internal Revenue Code, certain SRIP participants (including certain NEOs) were previously offered an election as to the payment form of their SRIP benefits. At that time, Mr. Sawyer elected to received his SRIP benefits in an annuity form. The present value of Mr. Sawyer’s accumulated benefit reflects this election.

(5)  Credited years of service reported for Mr. Menezes combine his service with Praxair and White Martins, the Company’s Brazilian subsidiary. Years of service reflect certain equitable adjustments for Mr. Menezes related to his service for White Martins, which adjustments were generally available to all similarly situated employees. When he retires from the Company he will receive Pension Program retirement benefits based on his combined Praxair and White Martins service, less an offset for the benefits he receives under the White Martins retirement plan. The values shown above include the effect of this offset. The White Martins retirement plan in which Mr. Menezes participates is not a defined benefit plan and, therefore, is not separately included in the table above.

(6)  Pursuant to an agreement between the Company and Mr. Breedlove, upon his completion of five years of service with the Company on November 14, 2009, Mr. Breedlove became entitled to a minimum retirement benefit from the Company, when combined with the benefit he receives under the retirement plans of his former employer, General Electric Company, which is payable following his retirement. For retention purposes, a supplemental credit of $113,000 was made by the Company to Mr. Breedlove’s notional account in the SRIP in each of 2010, 2011 and 2012. The values in the table include the effect of the offset for benefits payable to Mr. Breedlove from General Electric’s retirement plans, as well as the supplemental credits. The present value of the accumulated SRIP benefit for Mr. Breedlove absent the effects of the agreements was $269,727 at the end of 2012.

Additional Information Regarding Pension Benefits Table

Additional information regarding pension benefits is as follows:

Present Value of Accumulated Benefit

The 2012 Pension Benefits table includes a “Present Value of Accumulated Benefit.” This is the value in today’s dollars of the total expected future retirement benefits that each NEO may receive under the Pension Program (described below). These are accrued amounts as of the end of 2012; none of these amounts have been paid to the NEOs. For any given year, there will be a change in the accumulated benefit. For example, from one year to the next, the accumulated benefit may increase because a NEO has worked for an additional year and received credit for that or his Pension Program compensation has increased. The annual change in accumulated benefit is disclosed in the “Summary Compensation Table” in the “Change in Pension Value” column.

The Company recognizes these amounts as a future pension liability on its financial statements. The Company calculates these amounts using complex actuarial valuations and assumptions. These assumptions are described in Footnote 16 to the Company’s 2012 financial statements and in Management’s Discussion and Analysis under the caption “Critical Accounting Policies-Pension Benefits” in the 2012 Form 10-K and Annual Report. However, as required by SEC rules, the 2012 Pension Benefits table assumes that each NEO will retire at the earliest retirement age that would provide full (unreduced) benefits. The value in today’s dollars of the total retirement benefits that each NEO eventually receives may be more or less than the amount shown in the 2012 Pension Benefits table.

General Terms of the Praxair Pension Program

The Company has a pension program for all of its eligible U.S. employees (the “Pension Program”). The Company has an obligation to pay pension benefits according to formulas described below under “Benefits Calculations.” The Pension Program does not include the Company’s 401(k) Savings Plan, which is a “defined contribution plan.” The 401(k) Savings Plan is funded by employee and Company contributions but the Company does not promise any given retirement benefit. Instead, any retirement payments will depend on employee and Company contributions and the investment return on those contributions. As it applies to NEOs and certain other employees, the Pension Program has the following two parts:

1. The Praxair Pension Plan is intended to meet Federal tax law rules so that it will be considered a “tax-qualified defined benefit retirement plan” (the “Pension Plan”). Applicable laws require the Company to periodically set aside funds to meet its obligations under this plan. The rules also limit the amount of benefits that can be paid and do not allow using pay above certain levels to calculate retirement benefits. One or more of these limitations apply to NEOs and to certain other employees. Therefore, the Company maintains several “non-qualified” supplemental plans described in paragraph (2) below.

2. The Praxair Equalization Benefit and Supplemental Retirement Income Plans (collectively referred to as the “SRIP”) are non-qualified deferred compensation plans under the Federal tax rules. Therefore, the Company does not set aside funds to meet these plan obligations. Instead, SRIP participants have only the Company’s promise to pay the amounts due following their termination of employment with the Company. The terms of the SRIP are largely identical to those of the Pension Plan except that: (i) benefits payable under the SRIP are not limited by the Federal tax law limits described above, (ii) in order to comply with Federal tax law governing non-qualified deferred compensation plans, specifically, Section 409A of the Internal Revenue Code, benefits accrued under the SRIP are payable at different times and in different forms than those payable under the Pension Plan, and (iii) NEOs may have additional benefits paid under the SRIP that are not the same as the standard benefits of the Pension Plan (see footnote (3) to the 2012 Pension Benefits Table regarding the crediting of extra years of service for Mr. Angel and footnote (6) regarding a minimum retirement benefit under the Pension Program Account-Based Design for Mr. Breedlove and supplemental credits made to the SRIP on his behalf.

Benefits Calculations

The Company calculates Pension Program benefits using one of the following two basic designs:

Traditional Design

—

This benefit formula considers an employee’s final average pay and years of service with the Company. For this purpose, the employee’s “final average pay” is generally equal to the NEO’s highest three years of salary plus annual performance-based variable compensation out of his last ten years of service.

—

Generally, an employee’s annual pension benefit is determined using a formula of 1.5% times the employee’s years of service with the Company times the employee’s final average pay. This is subject to several reductions, including offsets for the employee’s projected Social Security benefits and certain pension benefits payable under pension programs maintained by the Company’s subsidiaries or affiliates.

—

Unreduced pension benefits are generally payable from the Pension Plan in an annuity beginning upon the earliest of (i) the employee’s reaching age 65, (ii) the employee’s reaching age 62 and completing at least 10 years of service with the Company, or (iii) when the sum of the employee’s age plus years of service with the Company equals at least 85.

—

Employees may elect to retire and receive reduced early retirement benefits under the Pension Plan as early as age 50 with the completion of at least 10 years of service with the Company. In this case, the employee’s Pension benefits are reduced by 5% for each year by which his or her early retirement date precedes the earliest date on which he or she would have been eligible to commence an unreduced benefit. Mr. Sawyer is currently eligible for this reduced early retirement benefit. Employees who terminate with a vested benefit can elect to receive a significantly reduced Pension Plan benefit upon attaining age 50.

—

Traditional Design benefits under the SRIP are generally payable in a lump sum following the employee’s separation from service with the Company, with the lump sum payment being actuarially equivalent to the employee’s accrued benefit under the SRIP determined using actuarial factors set forth in the Pension Plan and the SRIP.

—	Traditional Design SRIP benefits become immediately vested and payable in a lump sum upon the occurrence of a change-in-control of the Company (as defined in the SRIP).

Account-Based Design

—

This is a “cash balance” pension design that applies to all eligible employees hired on or after May 1, 2002. The Company makes an annual notional “contribution” for each participant equal to 4% of eligible pay (salary plus annual variable compensation) and credits each participant’s account with interest annually based on the 30-year Treasury Bond rate in effect during the preceding October.

—

Benefits vest upon the employee’s completion of three years of service and are generally payable in an annuity form or, if elected by the participant, in a lump sum, beginning any time after the participant’s termination of employment. Account-based benefits under the SRIP are payable in a single lump sum following the employee’s separation from service and become immediately vested and payable upon the occurrence of a change-in-control of the Company (as defined in the SRIP).

2012 NONQUALIFIED DEFERRED COMPENSATION

This table shows information regarding compensation amounts that (i) the NEOs decided not to receive in cash but elected to defer to a later date under the Company’s Compensation Deferral Program, and (ii) are Company contributions to the Compensation Deferral Program.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Stephen F. Angel	0	35,250	317,026	0	7,395,396
James S. Sawyer	0	13,444	23,791	0	559,867
Scott E. Telesz	0	14,600	650	0	21,740
Eduardo F. Menezes	0	9,141	1,223	0	32,300
James T. Breedlove	0	12,563	5,044	0	123,067

(1)  NEOs did not make any deferral elections with respect to compensation payable for 2012.

(2)  These amounts are Company contributions made in 2013 for the 2012 calendar year under the Compensation Deferral Program. These represent matching contributions that would have been made to the 401(k) Savings Plan on behalf of each NEO but for certain Federal tax law limits under that plan. These amounts are included in “All Other Compensation” in the “Summary Compensation Table” above.

(3)  All Company contributions to the Compensation Deferral Program are invested in a stock-unit equivalent account that tracks the value of the Company’s common stock. Amounts of eligible compensation that each NEO chose to defer are invested in (i) the Company common stock-unit account and/or (ii) a fixed income account. The earnings in this column are notional earnings based on the price of the Company’s common stock as of December 31, 2012 and/or the return on the fixed income fund. See the further explanation below under the caption “Additional Information Regarding Nonqualified Deferred Compensation Table.”

(4)  Balances are net of prior payouts and otherwise are the total of (i) all compensation that NEOs earned in past years (not just in 2012) but chose to defer, (ii) Company contributions made to the Compensation Deferral Program on behalf of each NEO, and (iii) any notional investment earnings on these amounts. The balances are not amounts paid in 2012.

Additional Information Regarding Nonqualified Deferred Compensation Table

The following summarizes the material terms of the Praxair, Inc. Compensation Deferral Program (“Compensation Deferral Program”):

Deferral Elections; Company Contributions

Eligible employees, including NEOs, may elect to defer receipt of all or some portion of their annual performance-based variable compensation payments and up to 50% (in 10% increments) of their base salaries. The Company promises to pay the deferred amount, plus amounts earned on deferral investments, upon the employee’s termination from the Company, or at some other future date specified by the employee. In addition, the Company makes a notional contribution to the Compensation Deferral Program on behalf of each NEO equal to the matching contributions that would have been made to the 401(k) Savings Plan on behalf of the NEO but for the application of certain Federal tax law limits under that plan.

The Company does not fund or segregate any monies from its general funds, create any trusts, or make any special deposits for payment of benefits under the Compensation Deferral Program. A participant’s right to receive a payment under the Compensation Deferral Program is no greater than the right of an unsecured general creditor of the Company.

Deferral Investments

Participants may invest their performance-based variable compensation deferrals and base salary deferrals into either (1) the Praxair stock-unit equivalent account whose value tracks the market value of Praxair common stock, including reinvestment of dividends into additional Praxair stock-equivalent units, or (2) a fixed income account whose interest rate is fixed annually and is equal to the 1-year U.S. Treasury Bond rate as of the end of the immediately preceding year, plus 50 basis points. For 2012, this fixed rate was 0.6058%. All Company contributions are made into the Praxair stock-unit equivalent account. No preferential earnings are paid to participants, including NEOs.

Deferral Payouts

At the time he or she elects to defer the amounts, a participant elects to receive payment either upon termination or in a specified later year. Company contributions are paid out only upon retirement or termination of employment. If a change-in-control of the Company (as defined in the Compensation Deferral Program) occurs, all previously deferred amounts will be paid regardless of the participant’s previous election.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

If a NEO’s employment with the Company terminates, or a change-in-control of the Company occurs with subsequent involuntary termination, he may be entitled to receive certain payments and/or benefits from the Company. The table below shows the estimated payments and/or benefits in connection with the following events based upon the assumptions described below:

1.	Voluntary Termination, which includes a NEO’s voluntary resignation, before or after meeting specified age and service requirements, and Involuntary-for-Cause Termination, which includes the Company’s termination of the NEO’s employment for reasons such as violation of certain Company policies or for certain performance-related issues. For purposes of this section, the specified “age and service” requirements are generally satisfied if a NEO terminates employment with the Company other than for cause after either attaining age 65, attaining age 62 and completing at least 10 years of employment with the Company, or accumulating 85 points, where each year of the NEO’s age and each year of employment with the Company, count as one point.

2.	Involuntary Termination, which includes a termination other than for cause, but not including a termination related to a change-in-control of the Company. Terminations due to death or disability result in substantially the same treatment as an Involuntary Termination, except as described below.

3.	A Change-in-Control of the Company, as defined under the executive severance compensation agreements and under the terms of various plans and agreements described below. Generally, a “change-in-control” means, (1) any consolidation or merger in which the Company is not the continuing or surviving corporation; (2) the liquidation of the Company or the sale of all or substantially all of the assets of the Company; (3) an acquisition by a person or group of more than 20% of the Company’s outstanding shares; or (4) a change in the majority composition of the Board not approved by two-thirds of the directors in office before the change.

The Company has entered into executive severance compensation agreements related to a change-in-control of the Company (the “Severance Agreements”) with certain officers, including NEOs. The Severance Agreements for each NEO are identical, except that the Severance Agreement for Mr. Telesz, entered into in 2010, provides reduced benefits, as discussed below.

The Severance Agreements provide generally that if a NEO’s employment is terminated within two years after a change-in-control either by the Company without cause, or by the NEO for good reason (in both cases, as defined in the Severance Agreements), then he will be entitled to receive: (a) accrued salary, performance-based variable compensation, and benefits; (b) enhanced life, accident, health insurance and pension benefits; and (c) a lump sum severance payment equal to two times the sum of his annual salary and target performance-based variable compensation award (three times for executives who became officers of the Company prior to 2010). The Company will make these payments or they will be made through a grantor trust that the Company may adopt and the timing of such payments will be postponed to the extent required to comply with the requirements of Section 409A of the Internal Revenue Code. A Severance Agreement terminates if the executive’s employment with the Company is terminated by the executive or by the Company prior to a change-in-control or if the executive ceases to hold an officer level position with the Company prior to a change-in-control.

The Severance Agreements that were entered into prior to 2010 were amended in 2012 to eliminate Praxair’s obligation to make an excise tax gross-up payment in connection with the officer’s receipt of benefits in excess of those permissible under applicable Federal tax rules. As amended, the total benefits payable to an officer under a Severance Agreement will be reduced to the extent necessary to avoid the imposition of the excise tax where the effect of such reduction would be to place him or her in a better after-tax economic position than he or she would have been in had no such reduction been made. This is consistent with the treatment under Severance Agreements entered into with Mr. Telesz and others who became officers after 2009.

General Assumptions

Set forth below after the table are narrative descriptions of payments and/or benefits that would have been provided, if any, related to each employment termination event or a change-in-control as of December 31, 2012. Also discussed is the basis upon which the payments and/or benefits were calculated. Except as noted below, these amounts are the incremental or enhanced amounts that a NEO would have received that are greater than those that the Company would have provided to employees generally under the same circumstances. They are estimates only and are based on various assumptions discussed below. The actual amounts that would be paid or the benefits that would be provided can be determined only at the time that each event occurs.

The table and the narrative discussion below assume that (i) each NEO’s employment terminated on December 31, 2012 due in turn to each termination event, including termination within two years after a change-in-control, as contemplated by the Severance Agreements; (ii) a change-in-control occurred on December 31, 2012 under the terms of various plans and agreements unrelated to the Severance Agreements, regardless of a termination of employment, and (iii) values related to outstanding stock awards reflect the market value of the Company’s common stock of $109.45 per share, which was the closing price on the NYSE as of December 31, 2012.

2012 Amounts Potentially Payable Upon Termination

Name	Termination Event	Severance Benefits ($)	Other Post- Termination Benefits ($)	Deferred Compensation Payout ($)	Performance- Based Variable Compensation Payments ($)	Equity Awards ($)	Retirement Benefit Enhancements ($)	Excise Tax Gross-up Payment/ Withholding ($)	Total for each Termination Event ($)
Stephen F. Angel	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	16,815,297	20,443,000	0	37,258,297
	Change-in-Control	9,000,000	28,892	0	1,785,000	16,815,297	24,110,000	0	51,739,189
James S. Sawyer	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	4,323,675	0	0	4,323,675
	Change-in-Control	3,494,100	50,785	0	547,650	4,323,675	3,009,000	0	11,425,210
Scott E. Telesz	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	5,153,058	0	0	5,153,058
	Change-in-Control	2,020,200	39,918	0	460,700	5,153,058	235,000	0	7,908,876
Eduardo F. Menezes	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	2,598,197	0	0	2,598,197
	Change-in-Control	2,775,000	24,116	0	419,687	2,598,197	4,431,000	0	10,248,000
James T. Breedlove	Voluntary or Involuntary for Cause	0	12,240	0	0	0	0	0	12,240
	Involuntary	0	12,240	0	0	2,879,190	0	0	2,891,430
	Change-in-Control	2,727,000	22,155	0	401,000	2,879,190	153,000	0	6,182,345

Severance Benefits

Under the Company’s generally applicable Severance Plan, if employment terminates for certain reasons, employees are generally eligible for severance benefits of up to a maximum of 26 weeks of base pay, depending on their completed years of service. NEOs are eligible for such severance benefits which are determined in the same manner for all other eligible employees. Any other post-termination severance benefits for NEOs that would have been greater than those generally available to all employees are described below.

Change-in-Control.   Each NEO has a Severance Agreement with the Company as described above. These agreements provide a formula for determining the severance benefit due to NEOs for a termination of employment in connection with a change-in-control in lieu of benefits payable under the Company’s Severance Plan. Under the Severance Agreements, NEOs would have received the amounts shown in the table.

Other Post-Termination Benefits

The Company provides standard benefits that are generally available to all employees, including group health and dental insurance, group life insurance and long-term disability benefits. Any post-termination benefits for NEOs that would be greater than those generally available to all employees are described below.

Voluntary Termination, Involuntary-for-Cause Termination, and Involuntary Termination.   The Company currently provides retiree medical benefits to employees who meet certain requirements at the time of their termination. Except for Mr. Breedlove, NEO benefits under these termination circumstances are no greater than those provided to employees generally, therefore no amounts are reported in the above table. Mr. Breedlove would be entitled to receive enhanced retiree medical benefits pursuant to a contractual agreement between him and the Company. The table includes the value of these additional medical benefits.

Change-in-Control.   Under the Severance Agreements, NEOs are entitled to continued life, accident and health insurance for two years. If a NEO is re-employed and his new employer provides comparable or better medical coverage at no cost to the NEO, then the Company would not provide the continued coverage. If Mr. Breedlove’s employment is involuntarily terminated other than for cause in connection with a change-in-control, he would also be entitled to enhanced retiree medical benefits described in “Voluntary Termination, Involuntary-for-Cause Termination, and Involuntary Termination” above. The above table shows the estimated value of all of these benefits.

Deferred Compensation Payout

Each NEO’s accrued balance in his Compensation Deferral Program account is payable in accordance with his payout election, as described under the “Nonqualified Deferred Compensation” table above. Under the Compensation Deferral Program, the payout of deferred balances is accelerated upon a change-in-control. There is no value calculated for this acceleration as a NEO would simply receive his payment sooner than the time he had originally elected the payment of the amount of compensation already earned but deferred.

Annual Performance-Based Variable Compensation Payments

Annual performance-based variable compensation awards that NEOs may receive are entirely at the discretion of the Board’s Compensation Committee. It is speculative whether the Compensation Committee would have made such awards for 2012 if a NEO’s employment terminated under the

Voluntary Termination, Involuntary-for-Cause Termination, or the Involuntary Termination events on or before December 31, 2012. If the Compensation Committee had made such awards for 2012, it is also speculative how the amounts might have related to the amounts set forth in the “Grants of Plan-Based Awards” table in the “Estimated Possible Payouts Under Non-equity Incentive Plan Awards” columns. For a change-in-control, the Severance Agreements provide a formula for determining the accrued annual performance-based variable compensation payment due to a NEO. The amounts shown in the above table are based on the NEO’s target annual performance-based variable compensation award for 2012 (expressed as a percent of salary for that year) times current base salary.

Equity Awards

Each NEO has outstanding equity awards granted under the 2009 Plan or prior equity plans. See the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables above, and the material terms of stock options, performance share units, and restricted stock unit grants described in the “Equity Awards” section of the CD&A. In certain termination events, or upon a change-in-control, there could be an acceleration of vesting of restricted stock units, performance share units and/or stock options. For purposes of this disclosure, values are attributed solely to this acceleration, as described below.

Voluntary Termination, or Involuntary-for-Cause Termination.   If a NEO voluntarily terminates his employment or the Company terminates his employment for cause, his unexercised stock options and unvested performance share and restricted stock unit awards will be immediately forfeited. However, if a NEO voluntarily terminates after the first anniversary of the grant date and satisfies the specified age and service requirements described above, his unvested stock options will continue to vest at the time set forth in the grant agreement, and any unvested performance share units will continue to vest in the ordinary course if the applicable performance criteria are satisfied. No acceleration of the exercisability of any stock option, or vesting of a restricted stock or performance share unit award, occurs and, therefore, no value is attributed to these awards under these termination events.

Involuntary Termination or Change-in-Control.   All stock option and restricted stock unit and performance share unit awards immediately vest upon a NEO’s death with performance share unit awards being paid out at target. In the event a NEO terminates employment by reason of disability, stock options continue to become vested at the times set forth in the grant agreement, restricted stock unit awards immediately vest and performance share unit awards are immediately paid out at target.

If the Company terminates a NEO’s employment other than for cause prior to the first anniversary of the grant, unvested stock option and performance share unit awards are immediately forfeited. If such termination occurs after the first anniversary of the grant date, stock options continue to become exercisable at the times set forth in the grant agreement and the performance share units will continue to vest in the ordinary course if the applicable performance criteria are satisfied. Restricted stock unit awards become immediately vested upon a NEO’s termination by the Company other than for cause, regardless of the time elapsed since their grant date.

Upon a change-in-control, if replacement awards are provided by the acquiring entity, no accelerated vesting would occur for stock options and restricted stock unit awards, and beginning in 2013, for performance share unit awards. Regardless of whether replacement awards are granted, if following a change-in-control, a NEO’s employment terminates for any reason other than for cause (double trigger), accelerated vesting of all awards would occur (including a prorated payout for performance share unit awards should the change-in-control occur before the first anniversary of the grant date). The table above reflects such acceleration.

Notwithstanding the above, the 2010 restricted stock unit award made to Mr. Telesz in connection with his hiring will immediately vest in full only upon his termination of employment by reason of death or disability or in the event that a replacement award is not made to him in connection with a change-in-control. Mr. Telesz’s 2012 restricted stock unit award will immediately vest as to only 10,000 shares in the event his employment with the Company terminates prior to August 31, 2027 by reason of his death or disability, and as to only 5,000 shares in the event that his employment terminates by action of the Company other than for cause prior to such date. Further, if a replacement award of equal value is made to Mr. Telesz, the vesting of his 2012 restricted stock unit award will not accelerate upon a change-in-control.

To the extent that accelerated vesting occurs as described above, the option acceleration value shown in the above table is determined by the difference between the exercise price of the accelerated options and the per share price of the Company’s common stock times the number of the accelerated option shares. The acceleration values of the performance share unit and restricted stock unit awards is determined as the per share price of the Company’s common stock times the number of shares subject to the award (target number of shares for performance share units).

Retirement Benefit Enhancements

The Pension Program benefits for each NEO are discussed as part of the “2012 Pension Benefits” table. Except as discussed below, no enhanced benefits would be payable under the Pension Program that are not otherwise included in the 2012 Pension Benefits table.

Voluntary Termination, Involuntary-for-Cause Termination, and Involuntary Termination.   As shown in the above table, except for Mr. Angel, NEOs would not be entitled to any additional or enhanced benefit under these termination events, but any vested benefit would be preserved and would become payable under the Pension Program at such time as the NEOs would otherwise become eligible for pension payments. If Mr. Angel is terminated involuntarily other than for cause, he will be entitled to the additional 11.64 years of credit service as described under the caption “Change in Pension Value” on page 49 and in footnote (3) to the “2012 Pension Benefits” table. The amount shown in the above table is the value of such additional years of credit service that is not included in the 2012 Pension Benefits table values.

Change-in-Control.   The Severance Agreements do not provide for the crediting of years of service or similar enhanced benefits that would be payable under the Pension Program itself. Instead, the Severance Agreements provide for lump sum payments equal to the incremental value of three additional years of age and service credited under the Pension Program for NEOs participating in the Pension Program Traditional Design. Mr. Angel also would be entitled to the 11.64 additional years of service credit described under the caption “Change in Pension Value” on page 49 and in footnote (3) to the “2012 Pension Benefits” table above. For Messrs. Telesz and Breedlove, the Severance Agreements provide for a lump sum payment equal to 8% and 12%, respectively, of their pension eligible compensation (determined without reference to any applicable Internal Revenue Code limits) to duplicate 2 and 3 years, respectively, of Company contributions under the Pension Program Account-Based Design.

No Excise Tax Gross-Up Payments

Under the Severance Agreements as amended in 2012, the Company would not reimburse NEOs for any excise or other taxes they owed under Section 4999 of the Internal Revenue Code or otherwise due to their receipt of excess “parachute” payments. The total benefits payable to a NEO under the Severance Agreement in connection with a change-in-control will be reduced to the extent necessary to avoid the imposition of the Section 4999 excise tax where the effect of such reduction would be to place him in a better after-tax economic position than he would have been in had no such reduction been made.

DIRECTOR COMPENSATION

Director Compensation Program.   The Company paid the amounts reported in the 2012 Director Compensation table below pursuant to its director compensation program in effect for 2012 (certain changes were made to the program effective January 1, 2013 as described below). The Company does not pay any director who is a Company employee (Mr. Angel in 2012) for serving as a member of the Board of Directors or any committee of the Board of Directors. The Governance & Nominating Committee of the Board determines non-management director compensation consistent with the Directors’ Compensation principles set forth in the Corporate Governance Guidelines. The director compensation program in effect for 2012 is described below.

Cash Compensation.

•	A $90,000 annual retainer paid quarterly.

•	An additional $10,000 annual retainer paid quarterly to each chairman of a Board committee ($20,000 for the chairman of the Audit Committee).

•	An additional $20,000 annual retainer paid quarterly to the Executive Session Presiding Director.

Equity Compensation.   Each active non-management director participates in the 2009 Plan that was amended in April 2010 with shareholder approval to permit their participation. The plan allows for grants of stock options, restricted stock, unrestricted stock, and restricted stock units or any combination thereof, as the Governance & Nominating Committee determines. The Committee may make an annual equity grant under the 2009 Plan to each non-management director having a value up to an amount set by the Board. For 2012, the Board set this amount at $130,000.

The Governance & Nominating Committee selected restricted stock units as the sole form of equity for the 2012 grant. The restricted stock units are fully vested (non-forfeitable) after one-year from the date of grant, and will be forfeited if a director’s service on the Board terminates for any reason before the one year anniversary of the grant. Restricted stock units will be paid out as soon as practicable after the vesting date unless a director further defers the payout. The number of restricted stock units granted so as to deliver the $130,000 value as of the April 24, 2012 grant date was based upon the average of the closing prices of the Company’s stock for the 200 trading days prior to April 1, 2012. Because the closing price of the Company’s stock on April 24, 2012 was higher than this 200-day average, the full grant date fair market value of the restricted stock units granted on April 24, 2012 and reported in the 2012 Director Compensation Table below was $141,437.

Fees Deferral Plan.   Under the Directors’ Fees Deferral Plan, non-management directors may, before the beginning of a calendar year, elect to defer to a later date payment of some or all of the cash fees that may be earned in the upcoming year. A director may fix this deferred payment date when making a deferral election. A director also chooses whether the deferred fees will earn amounts based upon a “Cash Account,” or a “Stock Unit Account.” The Cash Account earns interest at the prime rate, while the value of the Stock Unit Account tracks the market price of the Company’s common stock. Stock Unit Accounts are also credited with additional stock units whenever dividends are paid on the Company’s common stock. Dividends are credited at the same rate as they are paid to all shareholders. Stock units provide directors the economic equivalent of owning the Company’s stock, except that the units may not be transferred or sold and they do not provide any voting or other shareholder rights. The “Cash Account” is paid to the director in cash on the designated payment date. The “Stock Unit Account” is paid in shares of Company common stock upon his termination of service as a director or the attainment of an age specified by the director not to exceed age 75.

Expenses.   The Company pays or reimburses directors for travel, lodging and related expenses incurred in connection with attending board and committee meetings, the Annual Meeting and other Company business-related events (including the expenses related to the attendance of spouses if they are specifically invited for appropriate business purposes), and may provide use of Company chartered aircraft. From time to time, the Company may reimburse a director’s expenses for his/her participation in third party-supplied continuing education related to the director’s board or committee service.

The table below shows (i) the fees that the Company’s non-management directors earned in 2012, (ii) the value of restricted stock units granted in 2012, and (iii) other amounts disclosed as “All Other Compensation.”

Changes for 2013

During 2012, the Governance & Nominating Committee engaged Deloitte Consulting to provide data, analysis and advice to support the Committee’s periodic review of the Company’s director compensation program, including a report on director compensation trends and benchmarking of director compensation against peer companies. Such analysis and advice was last conducted in late 2009 by Deloitte Consulting. As a result of this review, the Governance & Nominating Committee recommended to the Board, and the Board adopted, certain changes to the director compensation program, effective January 1, 2013, designed to align the program more closely with the director compensation programs of such benchmark companies. Specifically, the Committee determined to increase the base annual retainer to $100,000, to increase the value of equity to be delivered annually to $150,000 in the form of Restricted Stock Units, to increase the Compensation Committee Chairman’s retainer premium to $15,000, and to increase the Presiding Director retainer premium to $25,000.

2012 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation ($)(5)	Total ($)
Oscar Bernardes	90,000	141,437	0	0	0	15,000	246,437
Bret K. Clayton	61,807	141,437	0	0	0	0	203,244
Nance K. Dicciani	90,000	141,437	0	0	0	15,000	246,437
Edward G. Galante	90,000	141,437	0	0	0	7,500	238,937
Claire W. Gargalli	120,000	141,437	0	0	0	7,500	268,937
Ira D. Hall	100,000	141,437	0	0	0	8,750	250,187
Raymond W. LeBoeuf	110,000	141,437	0	0	0	15,000	266,437
Larry D. McVay	90,000	141,437	0	0	0	4,500	235,937
Wayne T. Smith	100,000	141,437	0	0	0	0	241,437
Robert L. Wood	90,000	141,437	0	0	0	0	231,437

(1)   Certain non-management directors elected to defer some or all of their cash retainers earned in 2012 pursuant to the Directors’ Fees Deferral Plan described above. Any deferred amounts are included in this column.

(2)   Full grant date fair value of restricted stock units granted to each director on April 24, 2012 as determined under accounting standards related to shared-based compensation.

(3)   At December 31, 2012, the non-management directors had the following outstanding stock option awards: Oscar Bernardes 0 shares; Bret K. Clayton 0 shares; Nance K. Dicciani, 6,146 shares; Edward G. Galante 9,025 shares; Claire W. Gargalli, 27,930 shares; Ira D. Hall, 0 shares; Raymond W. LeBoeuf, 27,930 shares; Larry D. McVay 0 shares; Wayne T. Smith, 5,419 shares; and Robert L. Wood, 22,655 shares.

(4)   Some non-management directors defer cash fees pursuant to the Directors’ Fees Deferral Plan and/or have balances from previous deferrals. As none of the earnings on these deferred amounts is above-market or otherwise preferential, no amounts are included in this column.

(5)   Amounts in this column do not represent compensation paid to the directors. These amounts are the Company’s 2012 matching contributions for the director’s eligible charitable donations. SEC rules require disclosure of these amounts in this table. In 2012, Praxair Foundation matched personal donations to eligible charitable institutions up to a $15,000 maximum per year per donor. This matching gift program is available to Company employees and non-management directors on the same basis.

MISCELLANEOUS

Shareholder Proposals for the 2014 Annual Meeting

In order to be included in Praxair’s proxy statement and form of proxy, proposals of shareholders intended to be presented at Praxair’s 2014 annual meeting of shareholders must be received in writing at Praxair’s principal executive offices by November 15, 2013. Otherwise, in order for a shareholder to bring other business before that shareholder meeting, Praxair’s Certificate of Incorporation requires that proper written notice be received by Praxair on or before February 21, 2014. Shareholder proposals or related written notices must be delivered by mail addressed to the Corporate Secretary, Praxair, Inc., 39 Old Ridgebury Road, M-1, Danbury, CT 06810-5113.

Annual Reports

Shareholders of record on March 1, 2013 should have received either (1) a notice that Praxair’s 2012 Form 10-K and Annual Report is available on the Internet or (2) a printed copy of both this Proxy Statement and the 2012 Form 10-K and Annual Report. If you have received a printed copy of this Proxy Statement without the 2012 Form 10-K and Annual Report, please write to Investor Relations at the address below and a copy will be sent to you.

A COPY OF PRAXAIR’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2012 IS AVAILABLE TO EACH HOLDER OR BENEFICIAL OWNER OF PRAXAIR’S COMMON STOCK AS OF MARCH 1, 2013. THIS REPORT WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE INVESTOR RELATIONS DEPARTMENT, PRAXAIR, INC., 39 OLD RIDGEBURY ROAD, M-2, DANBURY, CT 06810-5113.

Cost of Proxy Solicitation

The entire cost of soliciting proxies will be borne by Praxair including the expense of preparing, printing and mailing this Proxy Statement. Solicitation costs include payments to brokerage firms and others for forwarding solicitation materials to beneficial owners of Praxair’s stock and reimbursement of out-of-pocket costs incurred for any follow up mailings. Praxair also has engaged Morrow & Co., LLC to assist in the solicitation of proxies from shareholders at a fee of $8,000 plus reimbursement of out-of-pocket expenses. In addition to use of the mail, proxies may be solicited personally or by telephone by employees of Praxair without additional compensation, as well as by employees of Morrow & Co., LLC.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES T. BREEDLOVE,
Senior Vice President, General Counsel & Secretary

March 12, 2013

YOU ARE URGED TO PROMPTLY COMPLETE AND SUBMIT YOUR PROXY

PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of Praxair, Inc.

for the Annual Meeting of Shareholders on April 23, 2013

I (we) hereby authorize James S. Sawyer and James T. Breedlove, or either of them, and each with the power to appoint his substitute, to vote as Proxy for me (us) at the Annual Meeting of Shareholders of Praxair, Inc. to be held at The Ritz-Carlton, Westchester Hotel, Three Renaissance Square, White Plains, NY on April 23, 2013 at 11:00 A.M., or any adjournment or postponement thereof, the number of shares of common stock of Praxair, Inc. which I (we) would be entitled to vote if personally present. The proxies shall vote such shares as directed on the reverse side of this card and the proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. I (we) revoke all proxies heretofore given to vote at the Annual Meeting.

If I (we) properly sign and return this proxy card, my (our) shares will be voted as I (we) specify on each Proposal. If I (we) do not specify a choice on one or more Proposals, the proxies will vote my (our) shares as the Board of Directors recommends on each such Proposal.

For Participants in the Praxair Retirement Savings Plan, the Savings Program for Employees of Praxair Puerto Rico, BV or the Dow Chemical Company Employee Savings Plans: As to those shares of Praxair, Inc. common stock, if any, that are held for me in the aforementioned Savings Plans, I instruct the Trustee of the applicable Savings Plan to vote my shares as I have directed on the reverse side of this proxy card. Where I do not specify a choice, my shares will be voted in the same proportion as the trustee votes the shares for which it receives instructions.

PRAXAIR, INC.

(Continued, and to be marked, dated and signed, on the other side)

ä            FOLD AND DETACH HERE            ä

ANNUAL MEETING OF SHAREHOLDERS — April 23, 2013 AT 11:00 A.M.

THE RITZ-CARLTON, WESTCHESTER HOTEL – WHITE PLAINS, NY

IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE NOTE:

*       Only shareholders, and the invited guests of Praxair, will be granted admission to the Annual Meeting.

*       To assure admittance:

–       If you hold shares of Praxair, Inc. common stock through a broker, bank or other nominee, please bring a copy of your broker, bank or nominee statement evidencing your ownership of Praxair common stock as of the March 1, 2013 record date

–       Please bring a photo ID, if you hold shares of record as of March 1, 2013, including shares in certificate or book form or in the Praxair, Inc. Dividend Reinvestment and Stock Purchase Plan (“DRISP”)

– Please bring your Praxair ID if you are an employee shareholder * The Annual Meeting will start promptly at 11:00 A.M. on Tuesday, April 23, 2013.

From North of White Plains: Take the Taconic State Parkway South. Continue on the Sprain Brook Parkway South (signs for New York City/Sprain Parkway). Take the exit on the left onto Cross Westchester Expressway/I-287 E toward White Plains. Take exit 5 for RT-100 S/RT-119 E toward White Plains. Merge onto RT-100 S/RT-119 S/Tarrytown Road/White Plains Road. Continue to follow RT-119 S as it becomes Main Street. Turn left on Renaissance Square to arrive at the hotel.

From South of White Plains: Head north on Post Road/RT-22/White Plains Road toward Drake Road. Continue to follow Post Road/RT-22. Turn left at Court Street. Court Street turns into Renaissance Square, where hotel is located, or

Take the Hutchinson River Parkway North to Exit 23N- Mamaroneck Avenue toward White Plains. Take Mamaroneck Avenue approximately 4 miles to Martine Avenue. Turn left on Martine Avenue and make the first right turn onto Court Street. Court Street turns into Renaissance Square, where the hotel is located.

From Connecticut: Take I-95 S toward New York City, entering New York. Take exit 21 to merge onto Cross Westchester Expressway/I-287 W toward White Plains/Tappan Zee Bridge. Take exit 8 to merge onto Westchester Avenue toward White Plains/Westchester Mall Pl. Turn left at S Broadway/RT-22 S. Make a slight right turn at Martine Avenue. Turn right at Court Street. Court Street turns into Renaissance Square, where the hotel is located.

BY MARKING THIS CARD, YOU ARE VOTING ALL SHARES OF YOUR PRAXAIR COMMON STOCK INCLUDING THOSE HELD IN THE SAVINGS PLAN(S).	Vote MUST be indicated (X) in Black or Blue Ink	☒

1. Election of Directors.										For	Against	Abstain
The Board of Directors recommends a vote “FOR” the nominees listed below.								3.	A shareholder proposal regarding political contributions.	☐	☐	☐
Nominees 1. Stephen F. Angel	For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐	6. Claire W. Gargalli 7. Ira D. Hall	For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐	4.	To ratify the appointment of the Independent Auditor	☐	☐	☐
2. Oscar Bernardes	☐	☐	☐	8. Raymond W. LeBoeuf	☐	☐	☐	5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
3. Bret K. Clayton	☐	☐	☐	9. Larry D. McVay	☐	☐	☐
4. Nance K. Dicciani 5. Edward G. Galante	☐ ☐	☐ ☐	☐ ☐	10. Wayne T. Smith 11. Robert L. Wood	☐ ☐	☐ ☐	☐ ☐

The Board of Directors recommends that you vote “FOR” PROPOSALS 2 and 4 and “AGAINST” PROPOSAL 3:									Check here if you			☐

		For	Against	Abstain	Consent to future electronic delivery of the Annual Report/Proxy Statement (see explanation in the Proxy Statement)
2.	To approve, on an advisory and non-binding basis, the compensation of Praxair’s Named Executive Officers as disclosed in the 2013 Proxy Statement.	☐	☐	☐
Check here if you ☐

Have written comments or change of address on this card

Please be sure to sign and date this Proxy in the box below.	Date
Stockholder sign above Co-holder (if any) sign above		Please sign name exactly as it appears on this card. Joint owners should each sign. Attorneys, trustees, executors, administrators, custodians, guardians or corporate officers should give full title.

+	* * * IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW * * *	+

ã        FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL        ã

PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote: 1. By Mail; or 2. By Telephone (using a Touch-Tone Phone); or 3. By Internet.
Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 A.M. Eastern Time, April 23 2013 1-866-804-4754

Vote by Internet Prior to 3 A.M. Eastern Time, April 23, 2013, go to http://www.rtcoproxy.com/PX	A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 A.M. Eastern Time, April 23, 2013. It is not necessary to return this proxy if you vote by telephone or Internet.

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON

APRIL 23, 2013:

THE PROXY STATEMENT AND 2012 FORM 10-K AND ANNUAL REPORT ARE NOW AVAILABLE FOR VIEWING AND DOWNLOADING AT:

2012 Form 10-K and Annual Report: www.praxair.com/annualreport

2013 Notice of Meeting and Proxy Statement: www.praxair.com/proxy

Save Praxair future postage and printing expense by consenting to receive future annual reports and proxy statements on the Internet. Whether you vote by Internet, by telephone or by mail, you will be given an opportunity to consent to future electronic delivery. See the proxy statement for more information about this option.

Your vote is important!